Exhibit 10.64

EXECUTION VERSION

AMENDMENT AND RESTATEMENT AGREEMENT

dated 29 August 2008

for

DEUKALION EINHUNDERTVIERUNDZWANZIGSTE VERMÖGENSVERWALTUNGS - GMBH

arranged by

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) AND NORDEA BANK FINLAND PLC

with

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

acting as Agent

RELATING TO A FACILITY AGREEMENT DATED

17 June 2008

Ref: NHAX/GEM

Linklaters LLP

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 The Original Obligors
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Form of Amended Agreement

THIS AGREEMENT is dated 29 August 2008 and made between:

(1)                            DEUKALION EINHUNDERTVIERUNDZWANZIGSTE VERMÖGENSVERWALTUNGS - GMBH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung) and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under the registration number HR B8 05 60 (the “Company”);

(2)                            THE SUBSIDIARIES of the Company listed in Schedule 1 as original borrowers (together with the Company, the “Original Borrowers”);

(3)                            THE SUBSIDIARIES of the Company listed in Schedule 1 as original guarantors (together with the Company, the “Original Guarantors”);

(4)                            MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended and restated in the form set out in Schedule 3 (Form of Amended Agreement).

“Effective Date” means the date of this Agreement.

“Original Facility Agreement” means the €330,000,000 facility agreement dated 17 June 2008 between the Company, certain Subsidiaries of the Company as borrowers and guarantors, the Agent, the Arranger named in it and the Lenders named in it.

“Party” means a party to this Agreement.

1.2                           Incorporation of defined terms

(a)                            Unless a contrary indication appears, terms defined in the Original Facility Agreement have the same meaning in this Agreement.

(b)                           The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3                           Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4                           Designation

In accordance with the Original Facility Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

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2.                                 CONDITIONS SUBSEQUENT

The Company shall deliver to the Agent all the documents and other evidence listed in Schedule 2 (Conditions subsequent) in form and substance satisfactory to the Agent by no later than the initial Utilisation Date. Any failure by the Company to fulfil these conditions shall be a breach of the Amended Agreement.

3.                                 REPRESENTATIONS

Each Obligor makes the Repeating Representations, and the representations and warranties in Clause 22.5 (Validity and admissibility in evidence), 22.7 (Deduction of Tax) and 22.8 (No filing or stamp taxes) of the Original Facility Agreement, by reference to the facts and circumstances then existing:

(a)                                   on the date of this Agreement; and

(b)                                  on the Effective Date,

but as if references in Clause 22 (Representations) of the Original Facility Agreement to “the Finance Documents” include this Agreement and, on the Effective Date, the Amended Agreement.

4.                                 AMENDMENT

4.1                           Amendment

With effect from the Effective Date the Original Facility Agreement shall be amended and restated in the form set out in Schedule 3 (Form of Amended Agreement).

4.2                           Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents (including the guarantee and indemnity of each Guarantor) shall, save as amended by this Agreement, continue in full force and effect.

5.                                 TRANSACTION EXPENSES

The Company shall within three Business Days of demand reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

6.                                 MISCELLANEOUS

6.1                           Incorporation of terms

The provisions of Clause 35 (Notices) and Clause 42 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2                           Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.                                 GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL OBLIGORS

Name of Original Borrower

SACHTLEBEN CHEMIE GMBH

FINNISH HOLDCO

KEMIRA PIGMENTS OY

Name of Original Guarantor

SACHTLEBEN CHEMIE GMBH

FINNISH HOLDCO

KEMIRA PIGMENTS OY

SCHEDULE 2

CONDITIONS SUBSEQUENT

1.                                 Obligors

(a)                            A certified (beglaubigt) copy of the constitutional documents (Satzung or Gesellschaftsvertrag) of each Obligor incorporated in Germany.

(b)                           A certified copy of the constitutional documents of each Obligor incorporated in Finland, being a copy of an extract from the Finnish Trade Register and articles of association of recent date not dated earlier than 14 days prior to the Original Facility Agreement.

(c)                            A certified (beglaubigt) excerpt from the commercial register (Handelsregister) of each Obligor incorporated in Germany of recent date not dated earlier than 14 days prior to the Original Facility Agreement.

(d)                           A copy of a resolution of the shareholders of each Obligor incorporated in Germany:

(i)                                      approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement; and

(ii)                                   instructing the managing director(s) of each Obligor to execute this Agreement.

(e)                            A copy of a resolution of the board of directors of each Obligor incorporated in a jurisdiction other than Germany:

(i)                                      approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement; and

(ii)                                   authorising a specified person or persons to execute this Agreement on its behalf.

(f)                              A copy of a resolution signed by all the holders of the issued shares in each Guarantor incorporated in a jurisdiction other than Germany, approving the terms of, and the transactions contemplated by, this Agreement.

(g)                           A specimen of the signature of each person authorised by the resolutions referred to in paragraphs (d) and (e) above.

(h)                           A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the initial Utilisation Date.

2.                                 Legal opinions

(a)                            A legal opinion of Linklaters LLP, legal advisers to the Agent in England, substantially in the form distributed to the Lenders prior to signing this Agreement.

(b)                           A legal opinion of Clifford Chance LLP, legal advisers to the Obligors in Germany, on due incorporation and capacity of the Obligors, incorporated in Germany, substantially in the form distributed to the Lenders prior to signing this Agreement.

(c)                            A legal opinion of Hannes Snellman Attorneys at Law Ltd, legal advisers to the Arranger and the Agent in Finland, substantially in the form distributed to the Lenders prior to signing this Agreement.

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3.                                 Other documents and evidence

(a)                            A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transaction contemplated by this Agreement or for the validity and enforceability of this Agreement.

(b)                           Evidence that the costs and expenses then due from the Company pursuant to Clause 5 (Transaction expenses) have been paid.

SCHEDULE 3

FORM OF AMENDED AGREEMENT

€330,000,000

FACILITY AGREEMENT

Dated 17 June 2008
as amended and restated on                August 2008

for

DEUKALION EINHUNDERTVIERUNDZWANZIGSTE VERMÖGENSVERWALTUNGS - GMBH

arranged by

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) AND NORDEA BANK FINLAND PLC

with

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

acting as Agent

and

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

acting as Security Agent

and

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

acting as Issuing Bank

Ref: NHAX/GEM

Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1
SECTION 2
THE FACILITIES
2.	The Facilities	31
3.	Purpose	31
4.	Conditions of Utilisation	31
SECTION 3
UTILISATION
5.	Utilisation - Loans	34
6.	Utilisation - Letters of Credit and Bank Guarantees	35
7.	Letters of Credit and Bank Guarantees	38
8.	Optional Currencies	42
9.	Ancillary Facilities	43
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
10.	Repayment	47
11.	Prepayment and cancellation	48
SECTION 5
COSTS OF UTILISATION
12.	Interest	55
13.	Interest Periods	57
14.	Changes to the calculation of interest	58
15.	Fees	59
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
16.	Tax gross up and indemnities	61
17.	Increased costs	65
18.	Other indemnities	66
19.	Mitigation by the Lenders	67
20.	Costs and expenses	67
SECTION 7
GUARANTEE
21.	Guarantee and indemnity	69
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
22.	Representations	75
23.	Information undertakings	79
24.	Financial covenants	82
25.	General undertakings	88
26.	Events of Default	93

SECTION 9
CHANGES TO PARTIES
27.	Changes to the Lenders	98
28.	Changes to the Obligors	101
SECTION 10
THE FINANCE PARTIES
29.	Role of the Agent, the Security Agent and the Arranger	105
30.	Parallel Debt	110
31.	Conduct of business by the Finance Parties	111
32.	Sharing among the Finance Parties	111
SECTION 11
ADMINISTRATION
33.	Payment mechanics	114
34.	Set-off	117
35.	Notices	117
36.	Calculations and certificates	119
37.	Partial invalidity	119
38.	Remedies and waivers	119
39.	Amendments and waivers	119
40.	Counterparts	120
SECTION 12
GOVERNING LAW AND ENFORCEMENT
41.	Governing law	121
42.	Enforcement	121

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 The Original Parties	2
SCHEDULE 2 Conditions precedent	2
SCHEDULE 3 Requests	2
SCHEDULE 4 Mandatory Cost formulae	2
SCHEDULE 5 Form of Transfer Certificate	2
SCHEDULE 6 Form of Accession Letter	2
SCHEDULE 7 Security Agency Provisions	2
SCHEDULE 8 Form of Compliance Certificate	2
SCHEDULE 9 Existing Security	2
SCHEDULE 10 Timetables	2
SCHEDULE 11 Form of Letter of Credit	2
SCHEDULE 12 Form of Bank Guarantee	2
SCHEDULE 13 Form of Resignation Letter	2

THIS AGREEMENT is dated 17 June 2008 as amended and restated on                             August 2008 and made between:

(5)         DEUKALION EINHUNDERTVIERUNDZWANZIGSTE VERMÖGENSVERWALTUNGS - GMBH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung) and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under the registration number HR B8 05 60 (the “Company”);

(6)         THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original borrowers (together with the Company, the “Original Borrowers”);

(7)         THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as original guarantors (together with the Company, the “Original Guarantors”);

(8)         MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) and NORDEA BANK FINLAND PLC as mandated lead arrangers (whether acting individually or together the “Arranger”);

(9)         THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(10)       MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as agent of the other Finance Parties (the “Agent”);

(11)       MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as security agent for the Finance Parties (the “Security Agent”); and

(12)       MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as issuer of letters of credit and bank guarantees (the “Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

8.           DEFINITIONS AND INTERPRETATION

8.1         Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Agent gives a notice under Clause 26.16 (Acceleration).

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility and authorised under Clause 9 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement.

“Ancillary Facility” means an ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Facility Document” means a document setting out the terms of an Ancillary Facility.

“Ancillary Facility Request” means a notice substantially in the form set out in Part IV of Schedule 3 (Requests).

“Ancillary Lender” means a Lender which agrees to make available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time and in relation to an Ancillary Facility, the aggregate (calculated in the Base Currency) of the following amounts outstanding at that time under that Ancillary Facility:

(a)            the maximum potential liability under all guarantees, bonds and letters of credit issued under that Ancillary Facility; and

(b)           in relation to any other Ancillary Facility, such other amount as fairly represents the aggregate exposure of the Ancillary Lender under that Ancillary Facility,

in each case determined by the relevant Ancillary Lender in accordance with its usual practice at that time for calculating its exposure under similar facilities or transactions (acting reasonably and after consultation with the Agent).

For the purposes of this definition:

(i)             in relation to any utilisation denominated in the Base Currency, the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and

(ii)            in relation to any utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Facility Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent (acting reasonably and after consultation with the Agent)) in the Base Currency of the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

“Agreed Form” means agreed between the Company and the Agent or otherwise in form and substance satisfactory to the Agent (acting reasonably).

“Applicable Accounting Principles” means GAAP and, in the case of the Company, practices and financial reference periods used in the preparation of the Base Case.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)            in relation to Facility A, the period from and including the date of this Agreement to and including the date which is 180 days after the date of this Agreement; and

(b)           in relation to Facility B, the period from and including the date of this Agreement to and including the Business Day one month before the Termination Date.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)            the Base Currency Amount of its participation in any outstanding Utilisations under that Facility;

(b)           in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date; and

(c)            in the case of Facility B only, the Base Currency Amount of its Ancillary Commitment in relation to any Ancillary Facility that is due to be made available on or before the proposed Utilisation Date of Facility B, other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Guarantee” means a bank guarantee, substantially in the form set out in Schedule 12 (Form of Bank Guarantee) or in any other form requested by a Borrower and agreed by the Agent and the Issuing Bank.

“Base Case” means the economic projections and assumptions in relation to the Group prepared by the Company.

“Base Currency” or “€” means euros.

“Base Currency Amount” means:

(a)            in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request and, in the case of a Letter of Credit or Bank Guarantee, as adjusted under Clause 6.8 (Revaluation of Letters of Credit and Bank Guarantees));

(b)           in relation to an Ancillary Commitment, the amount specified in the notice delivered to the Agent by the Company pursuant to paragraph (a) of Clause 9.3 (Request for Ancillary Facilities),

adjusted to reflect any repayment, prepayment, consolidation or division of the Utilisation or (as the case may be) cancellation or reduction of the Ancillary Commitment.

“Borrower” means an Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)            the interest (excluding Mandatory Costs and the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt, Helsinki, London and Stockholm, and (in relation to any date for payment in or purchase of euro) which is a TARGET Day and (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

“Capital Expenditure” has the meaning given to it in Clause 24 (Financial covenants).

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, of any member of the Group which is:

(c)            freely withdrawable on demand;

(d)           not subject to any Security or Quasi Security (other than pursuant to any Security Document or any Permitted Security constituted by either a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements or a lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains its banking arrangements);

(e)            denominated and payable in freely transferable and freely convertible currency; and

(f)            capable of being remitted to an Obligor.

“Cash Equivalent Investments” means:

(g)           securities with a maturity of less than 12 months from the date of calculation issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union or by an instrumentality or agency of any of them having an equivalent credit rating;

(h)           commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 months; and

(i)             certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three months, in each case not subject to any Security or Quasi Security (other than pursuant to any Security Document or any Permitted Security constituted by a lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains its banking arrangements), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an Obligor.

“Cash Generated for Financing” has the meaning given to it in Clause 24 (Financial covenants).

“Clean Down Period” has the meaning given to it in Clause 11.15 (Clean Down).

“Commencement Date” has the meaning given to it in Clause 9.3 (Request for Ancillary Facilities).

“Commitment” means a Facility A Commitment, Facility B Commitment or Ancillary Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Current Assets” has the meaning given to it in Clause 24 (Financial covenants).

“Current Liabilities” has the meaning given to it in Clause 24 (Financial covenants).

“Debt” has the meaning given to it in Clause 24 (Financial covenants).

“Debt Service” has the meaning given to it in Clause 24 (Financial covenants).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)            a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)           the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)           from performing its payment obligations under the Finance Documents; or

(ii)          from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” has the meaning given to it in Clause 24 (Financial covenants).

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)            air (including air within natural or man-made structures, whether above or below ground);

(b)           water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)            land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)            relate to the protection of, and/or prevention of harm or damage to, the Environment;

(b)           provide remedies or compensation for harm or damage to the Environment; or

(c)            relate to Hazardous Substances or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“EURIBOR” means, in relation to any Loan in euro:

(a)            the applicable Screen Rate; or

(b)           (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market,

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Exceptional Items” has the meaning given to it in Clause 24 (Financial covenants).

“Existing Debt” means the amount owed to the Owners which is to be prepaid using the proceeds of Facility A in accordance with steps 1 to 17 of the section of the Structuring Report entitled “JV — Structure for Europe”.

“Facility” means Facility A or Facility B.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)            in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)           in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each date specified in Clause 10.1 (Repayment of Facility A Loans) for the payment of a Repayment Instalment.

“Facility B” means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities), part of which may be designated as Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities).

“Facility B Commitment” means:

(a)            in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)           in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 9 (Ancillary Facilities)).

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Utilisation” means a Facility B Loan, a Letter of Credit or a Bank Guarantee.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Arranger and the Company, the Agent and the Company, the Security Agent and the Company or the Issuing Bank and the Company setting out any of the fees referred to in Clause 15 (Fees).

“Finance Document” means this Agreement, the Subordination Agreement, any Fee Letter, any Accession Letter, any Security Document, any Ancillary Facility Document and any other document designated as such by the Agent and the Company.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Finance Party” means the Agent, an Ancillary Lender, the Security Agent, the Arranger, the Issuing Bank or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of the following (for the avoidance of doubt, excluding any liabilities in respect of pension schemes or other post-employment benefit schemes but including the Reborrowing Loan):

(a)            moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)            any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           the amount of any liability in respect of any Finance Lease;

(e)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)            any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)           shares which are expressed to be redeemable at the option of the holder prior to the Termination Date;

(i)             any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition; and

(j)             the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” has the meaning given to it in Clause 24 (Financial covenants).

“Finnish Holdco” means White Pigments Holding Oy, a company incorporated in Finland with business identity code 2196924-0.

“Finnish Security Documents” means the following security agreements each to be governed by Finnish law and to be entered into in connection with the other Finance Documents:

(j)             share pledge agreement over the shares in Finnish Holdco;

(k)            share pledge agreement over the shares in Kemira Pigments;

(l)             pledge agreement over the Floating Charge Notes in respect of Finnish Holdco; and

(m)           pledge agreement over the Floating Charge Notes in respect of Kemira Pigments.

“Finnish Trade Register Extracts” means the commercial register (kaupparekisteri) maintained by the Finnish National Board of Patents and Register (Patentti- ja rekisterihallitus).

“Floating Charge” means a floating charge (Fi: yrityskiinnitys) registered on movable property in accordance with the Finnish Act on Floating Charge (Fi: yrityskiinnityslaki, 1984/634 as amended).

“Floating Charge Notes” means with respect to an Obligor incorporated in Finland the promissory notes (Fi: panttivelkakirja) with registered Floating Charge (FI: yrityskiinnitys) on the movable property of such Obligor.

“GAAP” means generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of the relevant member of the Group, including IFRS.

“German Security Documents” means the following security agreements each to be governed by German law and to be entered into in connection with the other Finance Documents:

(a)            the global assignment agreement in respect of receivables owned by the Company;

(b)           the account pledge agreement over the German bank accounts of the Company;

(c)            the share pledge agreement over the shares in Sachtleben Chemie;

(d)           the global assignment agreement in respect of receivables owned by Sachtleben Chemie;

(e)            the account pledge agreement over the German bank accounts of Sachtleben Chemie;

(f)            the transfer of title for security purposes agreement in respect of the movable assets owned by Sachtleben Chemie (the “German Transfer Agreement”); and

(g)                                  any other Security Document requested by the Security Agent in accordance with the terms of the Finance Documents.

“Group” means:

(n)                                  from the date of this Agreement to the date of first Utilisation of any Facility, the Company, Sachtleben Chemie, Finnish Holdco, Kemira Pigments, Pigment Chemie GmbH and Sachtleben Trading (Shanghai) Company Limited and any entity acquired after the date of this Agreement (other than pursuant to a transaction contemplated by steps 1-17, as set out in the section of the Structuring Report entitled “JV - Structure for Europe”) which upon acquisition becomes a Subsidiary of the Company; and

(o)                                  from the date of first Utilisation of any Facility, the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person.

“Hedging Letter” means a letter dated on or about the date of this Agreement between the Arranger and the Company setting out the hedging strategy agreed in relation to Facility A.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Information Memorandum” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Insurance Proceeds” means any cash proceeds (other than in relation to third party liabilities that are, or are intended to be, applied to meet such liabilities or in relation to consequential loss policies that are, or are intended to be, applied to cover operating losses, loss of profits or business interruption or similar losses) received by any member of the Group under or pursuant to any insurance policy (or equivalent) after the date of this Agreement.

“Interest Expenses” has the meaning given to it in Clause 24 (Financial covenants).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Issuing Bank” means Merchant Banking, Skandinaviska Enskilda Banken AB (publ) and any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders and Merchant Banking, Skandinaviska Enskilda Banken AB (publ) shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit or Bank Guarantee issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit or Bank Guarantee.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

“JV Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with steps 1 to 17 of the section of the Structuring Report entitled “JV - Structure for Europe” or the Finance Documents.

“JV Document” means:

(iii)                                the Shareholders’ and Joint Venture Agreement regarding the Titanium Dioxide Joint Venture dated 21 May 2008;

(iv)                               the Master Agreement regarding the Titanium Dioxide Joint Venture dated 21 May 2008;

(v)                                  the Master Agreement regarding the Implementation of the Titanium Dioxide Joint Venture dated 21 May 2008; and

(vi)                               any other document relating to the Ti02 Joint Venture.

“Kemira Guarantee” means the €7,200,000 bank guarantee granted by Pohjola Bank in favour of Finland’s environmental administration on 30 April 2008 at the request of Kemira Pigments.

“Kemira Pigments” means Kemira Pigments Oy, a company incorporated in Finland with business identity code 0948159-2.

“Kemira Pledge” means the pledge over real estate granted by Kemira Pigments in favour of Neliapila Pension Fund securing a principal amount of Financial Indebtedness equal to €31,262,648.78 including but not limited to the mortgages set out in more detail in Part II of Schedule 9 (Kemira Pledge).

“KPMG Financial Due Diligence Report” means the report prepared by KPMG OY AB in the Agreed Form.

“KPMG Supplementary Report” means the report prepared by KPMG entitled “Project David Pro Forma FY 2007” dated 12 February 2008.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors).

“Legal Reservations” means:

(a)                                   the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                  the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)                                   similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)                                  any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)                                   any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means a letter of credit, substantially in the form set out in Schedule 11 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent and the Issuing Bank.

“Letter of Credit and Bank Guarantee Limit” means €10,000,000.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by an Obligor to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LIBOR” means, in relation to any Loan:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“Majority Lenders” means:

(a)                                   if there are no Utilisations then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                  at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66 2/3% of all the Utilisations then outstanding.

For the purpose of this definition, the provisions of Clause 9.5 (Adjustments to Facility B Commitment) shall not apply.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means 3.00 per cent. per annum, subject to adjustment in accordance with Clause 12.5 (Adjustment of Margin).

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)                                   the financial condition, assets or business of the Group taken as a whole;

(b)                                  the ability of any Obligor to perform and comply with its payment obligations under any Finance Document or its obligations under Clause 24.1 (Financial condition);

(c)                                   the validity, legality or enforceability of any Finance Document; or

(d)                                  the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

“Material Subsidiary” means:

(e)                                   a Subsidiary of the Company listed in the list of Material Subsidiaries provided to the Agent under Clause 4.1 (Initial conditions precedent);

(f)                                     a Subsidiary of the Company, the total net assets, EBITDA or total turnover of which (unconsolidated where that Subsidiary itself has Subsidiaries) as at the date as at which its latest unaudited unconsolidated annual or quarterly financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for 5 per cent. or more of the consolidated total net assets, EBITDA or total turnover of the Group (all as calculated by reference to the latest audited annual or quarterly consolidated financial statements of the Group);

(g)                                  a Holding Company of a Subsidiary falling within paragraph (b) above; or

(h)                                  a Subsidiary of the Company to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(vii)                            if a Subsidiary becomes a Material Subsidiary under paragraph (d) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (b) above, cease to be a Material Subsidiary; and

(viii)                         if a Subsidiary is acquired by any member of the Group after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                   if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Debt” has the meaning given to it in Clause 24 (Financial covenants).

“Net Interest Expenses” has the meaning given to it in Clause 24 (Financial covenants).

“Net Sale Proceeds” means the cash proceeds (including, when received, the cash proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group from a person which is not a member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset (which is a sale, transfer or other disposal falling within paragraphs (f) or (m) of the definition of Permitted Disposal) after deducting:

(a)                                   fees and transaction costs properly incurred in connection with that sale, transfer or disposal;

(b)                                  Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that sale, transfer or disposal;

(c)                                   any amount repayable in cash to the entity disposed of under intercompany debt; and

(d)                                  the amount of indebtedness secured by the asset which is the subject of that sale, transfer or disposal which is repaid out of the cash proceeds of that sale, transfer or disposal.

“Non-Group Entity” has the meaning given to it in Clause 24 (Financial covenants).

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)                                   in relation to the Company, the proforma unaudited consolidated financial statements of the Group for the period ended 31 December 2007;

(b)                                  in relation to Finnish Holdco, its opening balance sheet; and

(c)                                   in relation to each Original Obligor other than the Company and Finnish Holdco, its unaudited consolidated financial statements for its financial year ended 31 December 2007.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Owners” means Kemira Oy and Rockwood Specialties Group GmbH, and “Owner” means any one of them.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pension Items” has the meaning given to it in Clause 24 (Financial covenants).

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of or pursuant to the Security Documents.

“Permitted Acquisition” means:

(e)                                   the acquisition of, or investment in, any share or interest in any Permitted Joint Venture;

(f)                                     the acquisition by a member of the Group of any share or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(g)                                  the acquisition by a member of the Group of Cash Equivalent Investments provided that that member of the Group creates Security over those Cash Equivalent Investments under a Security Document to the extent necessary to ensure that the Finance Parties will enjoy the same or equivalent Security over those assets as that provided over assets by the acquiring Obligor or other Obligors incorporated in its jurisdiction of incorporation; or

(h)                                  an acquisition by any member of the Group of any business or of all or at least 75 per cent. of the issued share capital of a limited liability company or the partnership interests of a limited partnership if:

(i)                                  no Event of Default is continuing on the closing date for that acquisition or would occur as a result of that acquisition;

(ii)                               the acquired company or business is incorporated or established, and carries on its principal business, in any jurisdiction in which acquisitions are not prohibited to be made under any law applicable to the Owners;

(iii)                            the acquired company carries on, or the business is, a business substantially the same as, or similar or complementary to, that carried on by the Group;

(iv)                           until the date of delivery of a Compliance Certificate showing that the ratio of Net Debt (excluding the amount of any proceeds of any new equity or Financial Indebtedness subordinated to the Facilities on terms acceptable to the Majority Lenders (acting reasonably) received by a member of the Group from a person which is not a member of the Group and which is subsequently used to fund any such acquisition (or associated costs and expenses) or to refinance Financial Indebtedness remaining in any such acquired companies or businesses) on any Quarter Date to EBITDA for the Relevant Period ending on that Quarter Date does not exceed 2.50:1.00:

(A)                           the total consideration (including associated costs and expenses) for that acquisition (and any Financial Indebtedness remaining in the acquired company or business at the date of acquisition) when aggregated with the consideration (including associated costs and expenses) for any other acquisition permitted under this paragraph (d) (and any Financial Indebtedness remaining in any such acquired companies or businesses at the date of acquisition) less the proceeds of any new equity or Financial Indebtedness subordinated to the Facilities on terms acceptable to the Majority Lenders (acting reasonably) received by a member of the Group from a person which is not a member of the Group and used to fund any such acquisition (or associated costs and expenses) or to refinance Financial Indebtedness remaining in any such acquired companies or business does not in any financial year of the Company exceed €10,000,000 (or its equivalent in another currency or currencies); and

(B)                             the total consideration (including associated costs and expenses) for that acquisition (and any Financial Indebtedness remaining in the acquired company or business at the date of acquisition) does not exceed €50,000,000 (or its equivalent in another currency or currencies);

(v)                              to the extent that the acquired company would constitute a Material Subsidiary or be required to become a Guarantor to ensure that the Company complies with its obligations under Clause 25.22 (Guarantees and Security) based on calculations for the Relevant Period referred to in paragraph (vi) below if the relevant tests were recalculated (A) consolidating the financial statements of the company to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Group on a pro forma basis and (B) as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period, and to the extent lawful, valid and effective Security, in form and substance satisfactory to the Security Agent, is given in favour of the Security Agent for the benefit of the Finance Parties over all the shares and material assets of the acquired company upon or immediately following its acquisition;

(vi)                           at least five Business Days before any member of the Group legally commits to making the proposed acquisition (other than an acquisition, the total consideration for which does not exceed €1,000,000), the Company certifies that:

(A)                           it would have complied with the requirements of paragraphs (a) and (b) of Clause 24.1 (Financial condition) for the Relevant Period ending on the last Quarter Date for which financial statements are available falling before that certificate is given, if the covenant tests for that Relevant Period were recalculated (i) consolidating the financial statements of the company or business to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Group on a pro forma basis and taking into account reasonable synergies as confirmed by the Company’s auditors (ii) as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period; and

(B)                             the company or business to be acquired had positive EBITDA for the twelve month period to which its latest management accounts relate; and

(vii)                        if that acquisition is of all of the issued share capital of a limited liability company, and to the extent available, the Company supplies to the Agent a copy of:

(A)                           the most recent annual audited financial statements of that company (consolidated if it has Subsidiaries); and

(B)                             the most recent management accounts of that company (consolidated if it has Subsidiaries);

(i)                                      an acquisition of shares or securities permitted pursuant to Clause 25.23 (Issue of shares); and

(j)                                      the acquisition of a company which has not traded prior to the date of acquisition and has no liabilities and which on acquisition becomes a member of the Group, but only if, if the shares in the company are owned by an Obligor, Security over the shares of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Trustee within 30 days of the date of its incorporation.

“Permitted Disposal” means a sale, lease, transfer or other disposal:

(k)                                   of assets (including inventory) by any member of the Group in the ordinary course of trading of the disposing entity;

(l)                                      of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(m)                                of cash to the extent not expressly prohibited under the terms of the Finance Documents;

(n)                                  arising as a result of any Permitted Security;

(o)                                  of assets to a Permitted Joint Venture;

(p)                                  of obsolete or redundant vehicles, plant and equipment for cash and which, in the reasonable opinion of the member of the Group making the sale, transfer or disposal, are not required for the efficient operation of its business;

(q)                                  of assets in exchange for other assets comparable or superior as to type, value or quality;

(r)                                     of assets by an Obligor to another Obligor provided that the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over those assets;

(s)                                   of assets by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(t)                                     of assets by a member of the Group which is not an Obligor to an Obligor provided that the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over those assets as that provided over assets of that type by the acquiring Obligor or other Obligors incorporated in its jurisdiction of incorporation and provided further that such sale, lease, transfer or disposal is on terms not less advantageous to the relevant Obligor than arm’s length terms;

(u)                                  of assets by an Obligor to another member of the Group which is not an Obligor provided that the aggregate of the consideration for such assets does not, in any financial year of the Company, when aggregated with the consideration for any other assets sold by an Obligor to a member of the Group which is not an Obligor in that financial year exceed €2,000,000 (or its equivalent in another currency or currencies) and provided further that such sale, lease transfer or disposal is on terms not less advantageous to the relevant Obligor than arm’s length terms;

(v)                                  which is a lease or licence of real property granted in the ordinary course of trading of the disposing entity;

(w)                                that has been approved by the Agent (acting on the instructions of the Majority Lenders); or

(x)                                    where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) to (m) above), does not exceed €10,000,000 (or its equivalent in another currency or currencies) in any financial year of the Company.

“Permitted Financial Indebtedness” means:

(y)                                  any Financial Indebtedness arising under any Finance Document;

(z)                                    any Financial Indebtedness owed to the Owners or (in the amount of up to €2,900,000 (in accordance with step 18 of the Structuring Report) plus capitalised interest at a rate not exceeding the interest rate payable under this Agreement in respect of a Facility A Loan in respect of the same period plus 5 per cent. per annum) iSiltec Innovative Silicon Technologies GmbH (to be renamed Sachtleben Wasserchemie GmbH), which from the date of the first Utilisation of Facility A is subordinated under the Subordination Agreement (including Financial Indebtedness arising pursuant to any Shareholder Loan) or which is otherwise subordinated on terms acceptable to the Majority Lenders (acting reasonably);

(aa)                             any Financial Indebtedness arising under a Permitted Loan or a Permitted Guarantee;

(bb)                           any Financial Indebtedness arising under a Permitted Joint Venture;

(cc)                             until the date of first Utilisation under Facility A, any Existing Debt;

(dd)                           any Financial Indebtedness to the extent covered by a Letter of Credit or Bank Guarantee or a guarantee, bond or letter of credit issued under an Ancillary Facility;

(ee)                             any Financial Indebtedness arising under a Finance Lease the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other Finance Lease entered into by members of the Group does not at any time exceed €2,000,000 (or its equivalent in another currency or currencies);

(ff)                                 any Financial Indebtedness arising under a Permitted Hedging Transaction;

(gg)                           any Financial Indebtedness of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(hh)                           any Financial Indebtedness approved by the Agent (acting on the instructions of the Majority Lenders);

(ii)                                   the Reborrowing Loan; or

(jj)                                   any Financial Indebtedness not falling within paragraphs (a) to (k) above, the aggregate outstanding principal amount of which across the Group does not at any time exceed €4,000,000 (or its equivalent in another currency or currencies).

“Permitted Guarantee” means:

(kk)                             any guarantee arising under any Finance Document;

(ll)                                   until the date of first Utilisation of Facility A, the Kemira Guarantee;

(mm)                       any guarantee issued by an Obligor in respect of the obligations or liabilities of another Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Obligors);

(nn)                           any guarantee issued by an Obligor in relation to the obligations or liabilities of a member of the Group which is not an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group) provided that the aggregate principal amount guaranteed at any time does not, when aggregated with the amount of any loans outstanding at that time which are permitted under paragraph (c) of the definition of Permitted Loan, exceed €3,000,000 (or its equivalent in another currency or currencies);

(oo)                           any guarantee issued by a member of the Group which is not an Obligor in respect of the obligations or liabilities of another member of the Group which is not an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group);

(pp)                           any guarantee issued by a member of the Group which is not an Obligor in respect of the obligations or liabilities of an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group);

(qq)                           any guarantee issued by a member of the Group in respect of the liabilities or obligations of a Permitted Joint Venture;

(rr)                                 any guarantee issued by a member of the Group on arm’s length terms and in the ordinary course of its trading, to the extent that it is not in respect of Financial Indebtedness, nor to or for the benefit of, nor in respect of the liabilities or obligations of, another member of the Group;

(ss)                             any customary indemnity to a purchaser in relation to a Permitted Disposal provided that the maximum potential liability under any such indemnity does not exceed the consideration received by the Group for that disposal;

(tt)                                 any guarantee issued in respect of another member of the Group’s liabilities or obligations as lessee under any lease of real property;

(uu)                           any guarantee issued in respect of a Permitted Hedging Transaction;

(vv)                           any guarantee issued by a person acquired by a member of the Group after the date of this Agreement which is issued under arrangements in existence at the date of acquisition but not issued or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(ww)                       the counter indemnity to be granted by Kemira Pigments in connection with a letter of credit for an amount up to €17,000,000 relating to the Reborrowing Loan;

(xx)                               any guarantee approved by the Agent (acting on the instructions of the Majority Lenders); or

(yy)                           any guarantee not falling within paragraphs (a) to (n) above, where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under paragraph (k) of the definition of Permitted Loan, at any time exceed €2,000,000 (or its equivalent in another currency or currencies).

“Permitted Hedging Transaction” means:

(zz)                               any derivative transaction required by the Hedging Letter and documented by a Hedging Document;

(aaa)                       interest rate hedging agreements and spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(bbb)                    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including in relation to electricity) and entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

“Permitted Joint Venture” means a Joint Venture where:

(ccc)                       no Event of Default is continuing on the date of the acquisition of, or investment in, or transfer or loan to, or the granting of any guarantee, Security or Quasi Security for the obligations of, or the incurring of any other liability to, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee,

Security or Quasi Security for the obligations of, or the incurring of any other liability to, the Joint Venture;

(ddd)                    the Joint Venture is incorporated or established, and carries on its principal business, in any jurisdiction in which joint ventures are not prohibited to be entered into under any law applicable to the Owners;

(eee)                       the Joint Venture carries on, or is, a business substantially the same as, or similar or complementary to, that carried on by the Group; and

(fff)          the amount that any member of the Group invests in or pays to acquire any share or interest in, or the value of the assets that any member of the Group transfers or lends to, or the actual or contingent liability of any member of the Group under any guarantee, Security or Quasi Security for the obligations of, or any liability (whether actual or contingent and whether present or future) of any member of the Group in respect of, the Joint Venture, does not in any financial year of the Company exceed in aggregate €2,000,000 (or its equivalent in another currency or currencies).

“Permitted Loan” means:

(ggg)                    any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(hhh)                    any loan, credit or other arrangement having a similar effect, made by an Obligor to another Obligor;

(iii)           any loan, credit or other arrangement having a similar effect, made by an Obligor to another member of the Group which is not an Obligor provided that the aggregate principal amount of all such loans, credit or other arrangements having a similar effect, outstanding at any time does not, when aggregated with the amount of any guarantee outstanding at that time which are permitted under paragraph (d) of the definition of Permitted Guarantee, exceed €3,000,000 (or its equivalent in another currency or currencies) and provided further that such loan is on terms not less advantageous to the relevant Obligor than arm’s length terms;

(jjj)           a loan, credit or other arrangement having a similar effect made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(kkk)        a loan, credit or other arrangement having a similar effect made by a member of the Group which is not an Obligor to an Obligor if that member of the Group has entered into a subordination agreement in form and substance satisfactory to the Agent;

(lll)           a loan, credit or other arrangement having a similar effect made to a Permitted Joint Venture;

(mmm)	a loan, credit or other arrangement having a similar effect which constitutes Permitted Financial Indebtedness;

(nnn)

a loan, credit or other arrangement having a similar effect made by a member of the Group to an employee or director of any member of the Group if the amount of that loan, when aggregated with the amount of all loans to employees and directors by members of the Group, does not at any time exceed €1,000,000 (or its equivalent in another currency or currencies);

(ooo)                    any loan, credit or other arrangement having a similar effect constituting deferred consideration on any Permitted Disposal until the date which is six months after the date of the relevant disposal;

(ppp)                    the US JV Loan; or

(qqq)                    any loan, credit or other arrangement having a similar effect not falling within paragraphs (a) to (j), the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) under any guarantees at that time which are permitted under paragraph (o) of the definition of Permitted Guarantee, exceed €2,000,000 (or its equivalent in another currency or currencies).

“Permitted Security” means:

(rrr)          any Security or Quasi-Security listed in Part I of Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(sss)        any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(ttt)                             any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group and not as a result of any default or omission by any member of the Group;

(uuu)                    any Security or Quasi Security created pursuant to any Finance Document;

(vvv)                    any Security or Quasi Security over or affecting any asset acquired by a member of the Group after the date of this Agreement, if:

(i)           the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)          the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)         the Security or Quasi Security is removed or discharged within three months of the date of acquisition of such asset;

(www)              any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Group, if:

(i)                                  the Security or Quasi Security was not created in contemplation of the acquisition of that company;

(ii)                               the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)                            the Security or Quasi Security is removed or discharged within three months of that company becoming a member of the Group;

(xxx)         any Security or Quasi Security arising under any Finance Lease and provided that the Financial Indebtedness secured thereby is permitted under paragraph (g) of the definition of Permitted Financial Indebtedness;

(yyy)       any Security or Quasi Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions not prohibited by this Agreement;

(zzz)         any netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group, provided that (1) the arrangement only permits credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors to the extent that the aggregate amount of credit balances available for set-off at any time does not, when aggregated with the amount of any loans outstanding at that time which are permitted under paragraph (c) of the definition of Permitted Loan, exceed €3,000,000 (or its equivalent in another currency or currencies); and (2) if the arrangement gives rise to other Security or Quasi Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors, the aggregate amount of those liabilities at any time, when aggregated with the amounts in paragraph (1) above, does not exceed €2,000,000 (or its equivalent in another currency or currencies);

(aaaa)                 any Quasi Security arising as a result of a sale, transfer or other disposal which is a Permitted Disposal;

(bbbb)             any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains its banking arrangements;

(cccc)                 until the date of first Utilisation of Facility A, the Kemira Pledge; and

(dddd)             any Security or Quasi Security, over assets of the Group the market value of which (when aggregated with the market value of any other assets over which Security or Quasi Security is given by any member of the Group other than any permitted under paragraphs (a) to (l) above) does not at any time exceed €2,000,000 (or its equivalent in another currency or currencies).

“Permitted Transaction” means:

(eeee)                 any intra-Group loan which is a Permitted Loan;

(ffff)        the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(gggg)             a merger on a solvent basis of Finnish Holdco and Kemira Pigments pursuant to the Structuring Report where:

(i)                                  all of the business and assets of Finnish Holdco and Kemira Pigments are retained by the surviving entity, being one of them;

(ii)                               the surviving entity of that merger is liable for the obligations of the Obligor it has merged with; and

(iii)                            the Agent and the Security Agent are given ten Business Days’ notice by the Company of that proposed merger and the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over the same assets and over the surviving entity and the shares in it.

(hhhh)             any payments or other transactions contemplated by and set out in steps 1 to 17 of the section of the Structuring Report entitled “JV — Structure for Europe” (including any repayment of Existing Debt which is funded by a Facility A Loan).

“PwC Financial Due Diligence Report” means the report prepared by PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft in the Agreed Form.

“Qualifying Lender” has the meaning given to it in Clause 16 (Tax gross-up and indemnities).

“Quarter Date” means each of 31 December, 31 March, 30 June and 30 September.

“Quasi Security” means a transaction under which any member of the Group will:

(iiii)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(jjjj)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(kkkk)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(llll)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reborrowing Loan” means the €23,177,144.59 loan made available by Kemira Pigments Dy:n eläkesääkiö to Kemira Pigments existing on the date of this Agreement.

“Reference Banks” means, in relation to LIBOR and EURIBOR and Mandatory Cost, the principal London offices of Merchant Banking, Skandinaviska Enskilda Banken AB (publ) and Nordea Bank Finland Plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                      its jurisdiction of incorporation;

(b)                                     any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it is situated;

(c)                                      any jurisdiction where it conducts its business; and

(d)                                     the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Period” means each period of four consecutive Financial Quarters ending on a Quarter Date.

“Repayment Instalment” means each instalment for repayment of the Facility A Loan specified in Clause 10.1 (Repayment of Facility A Loans).

“Repeating Representations” means each of the representations set out in Clauses 22.1 (Status), 22.2 (Binding obligations), 22.3 (Non-conflict with other obligations), 22.4 (Power and authority), 22.5 (Validity and admissibility in evidence), 22.6 (Governing law and enforcement), 22.9 (No default), and paragraph (c) of 22.11 (Financial statements).

“Resignation Letter” means a letter substantially in the form set out in Schedule 13 (Form of Resignation Letter).

“Rollover Loan” means one or more Facility B Loans:

(a)                                   made or to be made on the same day that (i) a maturing Facility B Loan is due to be repaid or (ii) a Borrower is obliged to pay to the Agent for the Issuing Bank the amount of any claim under a Letter of Credit or Bank Guarantee;

(b)                                  the aggregate amount of which is equal to or less than (i) the maturing Facility B Loan or (ii) the amount of the claim under the Letter of Credit or Bank Guarantee;

(c)                                   in the same currency as (i) the maturing Facility B Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or (ii) the claim under the Letter of Credit or Bank Guarantee; and

(d)                                  made or to be made to the same Borrower for the purpose of (i) refinancing a maturing Facility B Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Letter of Credit or Bank Guarantee to the Agent for the Issuing Bank.

“Sachtleben Chemie” means Sachtleben Chemie GmbH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung) and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Duisburg under the registration number HR B 1 96 69.

“Screen Rate” means:

(a)                                   in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                  in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien, assignment, retention or transfer of title for security purposes or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means the Finnish Security Documents, the German Security Document and any other security document that may at any time be entered into by any member of the Group as security for any of the Liabilities pursuant to or in connection with any Finance Document.

“Security Property” has the meaning given to it in Schedule 7 (Security agency provisions).

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to Facility A.

“Shareholder Loan” means:

(a)                                   a loan made available pursuant to an agreement dated 28 April 2005 (as amended) between Rockwood Specialities Group GmbH as lender and Knight Dritte Beteiligungs - GmbH (now Sachtleben Chemie) as borrower relating to a loan in an amount of €16,229,175.47;

(b)                                  a loan made available pursuant to an agreement dated 30 July 2004 (as amended) between Knight Erste Beteiligungs - GmbH (now Rockwood Specialities Group GmbH) as lender and Knight Dritte Beteilingungs - GmbH (now Sachtleben Chemie) as borrower relating to a loan in an amount of €266,300,000;

(c)                                   a loan made available by Kemira Oy to Kemira Pigments maturing on 9 December 2008;

(d)                                  a loan made available by Kemira Oy to Kemira Pigments maturing on 27 June 2008;

(e)                                   a loan made available by Kemira Oy to Kemira Pigments maturing on 9 December 2008; and

(f)                                     a loan made available by Kemira Oy to Kemira Pigments maturing on 27 June 2008.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Structuring Report” means the draft report entitled “Project David Outline Structuring Steps — Working Draft” prepared by Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft in the Agreed Form.

“Subordination Agreement” means the subordination agreement to be entered into between, amongst others, the Agent, the Obligors and the Owners.

“Subsidiary” means in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)                                   which is controlled, directly or indirectly, by the holding company;

(b)                                  more than half the equity share capital of which is owned, directly or indirectly, by the holding company;

(c)                                   more than half the voting rights of which are exercisable, directly or indirectly, by the holding company,

(d)                                  which is a subsidiary (Tochterunternehmen) in the meaning of section 290 of the German Commercial Code (Handelsgesetzbuch) or

(e)                                   which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation or other legal entity shall be treated as being controlled by a holding company if such holding company has the right or is in a factual position to otherwise exercise control in respect of the first within the meaning given to it in section 17 of the German Stock Corporation Act (Aktiengesetz).

“Syndication” means general syndication of the Facilities.

“Syndication Date” means the date (as determined by the Arranger and notified to the Company) on which primary syndication of the Facilities has been completed and the additional syndicate members have become bound by this Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date which is 5 years after the date of this Agreement

“Ti02 Joint Venture” means the joint venture of the Owners pursuant to the JV Documents.

“Total Ancillary Commitments” means the aggregate of the Ancillary Commitments, being zero at the date of this Agreement.

“Total Ancillary Limit” means €10,000,000.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Ancillary Commitments, being €330,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €300,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being €30,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                   the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                  the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US JV Loan” means:

(i)                                  the loan of €6,400,000 from Finnish Holdco to White Pigments LLC; and

(ii)                               the loan of €600,000 from Finnish Holdco to Kemira Speciality Inc..

“Utilisation” means a Loan, a Letter of Credit or a Bank Guarantee (but not a utilisation of an Ancillary Facility).

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Part I, or (in relation to a letter of credit or bank guarantee) a notice substantially in the form set out in Part III of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Working Capital” has the meaning given to it in Clause 24 (Financial covenants).

8.2                           Construction

(a)                            Unless a contrary indication appears, any reference in this Agreement to:

(i)                                      the “Agent”, any “Ancillary Lender”, the “Arranger”, any “Finance Party”, the “Issuing Bank”, any “Lender”, any “Obligor”, any “Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                   “assets” includes present and future properties, revenues and rights of every description;

(iii)                                a Borrower providing “cash cover” for a Letter of Credit or Bank Guarantee or contingent liability under an Ancillary Facility means:

(A)                           a Borrower paying an amount in the currency of the Letter of Credit or Bank Guarantee or, as the case may be, contingent liability under the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions are met:

(aa)                            the account is with the Agent or the Issuing Bank (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender) or, in relation to an Ancillary Facility, the relevant Ancillary Lender;

(bb)                          withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility until no amount is or may be outstanding under that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility; and

(cc)                            if the Issuing Bank or Ancillary Lender requires, the Borrower has executed a security document, in form and substance satisfactory to the Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account; or

(B)                             a Borrower procuring that a bank guarantee be issued in favour of the Issuing Bank or, as the case may be, the Ancillary Lender (in form and substance satisfactory to it) by a bank acceptable to the Issuing Bank or, as the case may be, the Ancillary Lender, acting in its sole discretion.

(iv)                               a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(v)                                  “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                               a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)                            a Borrower “repaying” or “prepaying” a Letter of Credit, a Bank Guarantee or Ancillary Outstandings means:

(A)                           that Borrower providing cash cover for that Letter of Credit, or Bank Guarantee or those Ancillary Outstandings;

(B)          the maximum amount payable under the Letter of Credit, Bank Guarantee or the Ancillary Facility being reduced in accordance with its terms; or

(C)          the Issuing Bank or, as the case may be, Ancillary Lender, being satisfied that it has no further liability under that Letter of Credit, Bank Guarantee or Ancillary Facility,

and the amount by which a Letter of Credit or Bank Guarantee is, or Ancillary Outstandings are, repaid or prepaid under sub-paragraphs (vii)(A) and (vii)(B) above is the amount of the relevant cash cover or reduction;

(viii)        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)           a provision of law is a reference to that provision as amended or re-enacted; and

(x)            a time of day is a reference to London time.

(b)         Section, Clause and Schedule headings are for ease of reference only.

(c)         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)         A Default is “continuing” if it has not been remedied or waived.

8.3         Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

The Facilities

9.           THE FACILITIES

9.1         The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)            (other than the Company) a euro term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)           a multicurrency revolving credit facility in an aggregate amount equal to the Total Facility B Commitments, part of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities.

9.2         Finance Parties’ rights and obligations

(a)         The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)         The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)         A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

10.         PURPOSE

10.1       Purpose

(a)         Each Borrower shall apply all amounts borrowed by it under Facility A towards refinancing the Existing Debt of the Original Obligors, the acquisition of shares and the US JV Loan, in each case, in accordance with steps 1 to 17 of the section of the Structuring Report entitled “JV-Structure for Europe”.

(b)         Each Borrower shall apply all amounts borrowed by it under Facility B to finance (i) its working capital requirements and/or (ii) its general corporate purposes, including bank guarantees and letters of credit, provided that no Borrower shall apply amounts borrowed by it under Facility B to finance or refinance JV Costs.

10.2       Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

11.         CONDITIONS OF UTILISATION

11.1       Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2

(Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

11.2       Further conditions precedent

(a)         The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and (in relation to sub paragraphs (ii) and (iii) of this Clause 4.2) on the proposed Utilisation Date:

(i)             until delivery of the Compliance Certificate relating to the period ending 30 September 2008, the Agent has received a certificate of the Company (signed by a director);

(A)         specifying proforma EBITDA (or a minimum amount thereof) of the Group (assuming steps 1 to 17, as set out in the section of the Structuring Report entitled “JV - Structure for Europe”, have been completed in accordance with the Structuring Report) for the Relevant Period ending on the Quarter Date immediately preceding the date of that Utilisation Request; and

(B)          certifying that the ratio of (i) the aggregate of Net Debt on the date of that Utilisation Request and the amount of the proposed Utilisation to (ii) EBITDA for the 12 month period ending on the most recent month end or, if the Utilisation Request is delivered within 7 Business Days of the start of a month, for the 12 month period ending on the next-to-last month end does not exceed 4.00:1.00, setting out (in reasonable detail) computations as to compliance with that ratio;

(ii)            in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(iii)           the Repeating Representations to be made by each Obligor are true.

11.3       Conditions relating to Optional Currencies

(a)         A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)             it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)            it is US dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Utilisation.

(b)         If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time.  Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

(i)             whether or not the Lenders have granted their approval; and

(ii)            if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

11.4       Maximum number of Utilisations

(a)         A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)             more than 6 Facility A Loans would be outstanding;

(ii)            more than 6 Facility B Loans would be outstanding; or

(iii)           more than 10 Letters of Credit and Bank Guarantees would be outstanding.

(b)         A Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, more than 6 Facility A Loans would be outstanding.

(c)         Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

12.         UTILISATION - LOANS

12.1       Delivery of a Utilisation Request

A Borrower may utilise a Facility by way of a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

12.2       Completion of a Utilisation Request

(a)         Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)             it specifies that it is for a Loan;

(ii)            it identifies the Facility to be utilised;

(iii)           the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)          the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)           the proposed Interest Period complies with Clause 13 (Interest Periods); and

(vi)          it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)         Only one Loan may be requested in each Utilisation Request.

12.3       Currency and amount

(a)         The currency specified in a Utilisation Request must be the Base Currency or, in relation to Facility B, the Base Currency or an Optional Currency.

(b)         The amount of the proposed Loan must be:

(i)             if the currency selected is the Base Currency, a minimum of €10,000,000 (and integral multiples thereafter) for Facility A and €5,000,000 (and integral multiples of €1,000,000 thereafter) for Facility B or in either case, if less, the Available Facility or the amounts set out in paragraph (c) of this Clause 5.3;

(ii)            if the currency selected is US dollars, a minimum of $5,000,000 (and integral multiples of $1,000,000 thereafter) or, if less, the Available Facility;

(iii)           if the currency selected is any other Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)          in any event such that its Base Currency Amount is less than or equal to the Available Facility; and

(v)           in compliance with Clause 5.3(c).

(c)         Each Borrower may borrow Facility A Loans in the maximum aggregate amounts as follows:

Borrower	Aggregate amount of Facility A Loans (€)
Sachtleben Chemie	152,500,000
Kemira Pigments	53,800,000
Finnish HoldCo	43,700,000

unless set out otherwise in the Structuring Report and agreed with the Agent.

12.4       Lenders’ participation

(a)         If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)         The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)         The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case, by the Specified Time.

12.5       Cancellation of Commitment

(a)         The Total Facility A Commitments shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)         The Total Facility B Commitments shall be immediately cancelled at the end of the Availability Period for Facility B.

13.         UTILISATION - LETTERS OF CREDIT AND BANK GUARANTEES

13.1       General

(a)         In this Clause 6 and Clause 7 (Letters of Credit and Bank Guarantees):

(i)             “Approved Beneficiary” means a beneficiary of a Letter of Credit or Bank Guarantee approved by the Issuing Bank and the Agent;

(ii)            “Expiry Date” means, for a Letter of Credit or Bank Guarantee, the last day of its Term;

(iii)           “Proportion” means, in relation to a Lender in respect of any Letter of Credit or Bank Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under Facility B to the Available Facility under Facility B immediately prior to the issue of that Letter of Credit or Bank Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iv)          “Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee); and

(v)           “Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit or Bank Guarantee.

(b)         Any reference in this Agreement to:

(i)             the Interest Period of a Letter of Credit or Bank Guarantee will be construed as a reference to the Term of that Letter of Credit or Bank Guarantee;

(ii)            an amount borrowed includes any amount utilised by way of Letter of Credit or Bank Guarantee;

(iii)           a Utilisation made or to be made to a Borrower includes a Letter of Credit or Bank Guarantee issued on its behalf;

(iv)          a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit or Bank Guarantee;

(v)           amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit or Bank Guarantee;

(vi)          an outstanding amount of a Letter of Credit or Bank Guarantee at any time is the maximum amount that is or may be payable by a Borrower in respect of that Letter of Credit or Bank Guarantee at that time;

(c)         Clause 5 (Utilisation - Loans) does not apply to a Utilisation by way of Letter of Credit or Bank Guarantee.

(d)         In determining the amount of the Available Facility and a Lender’s Proportion of a proposed Letter of Credit or Bank Guarantee for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit or Bank Guarantees.

13.2       Facility B

Facility B may be utilised by way of Loans, Letters of Credit and Bank Guarantees.

13.3       Delivery of a Utilisation Request for Letters of Credit or Bank Guarantees

A Borrower may request a Letter of Credit or Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Part III of Schedule 3 (Utilisation Request - Letters of Credit and Bank Guarantees) not later than the Specified Time.

13.4       Completion of a Utilisation Request for Letters of Credit and Bank Guarantees

Each Utilisation Request for a Letter of Credit or Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)            it specifies that it is for a Letter of Credit or Bank Guarantee;

(b)           the proposed Utilisation Date is a Business Day within the Availability Period applicable to Facility B;

(c)            the currency and amount of the Letter of Credit or Bank Guarantee comply with Clause 5.3 (Currency and amount);

(d)           the form of Letter of Credit or Bank Guarantee is attached;

(e)            the Expiry Date of the Letter of Credit or Bank Guarantee falls on or before the date falling three Months after the Termination Date (for the avoidance of doubt, the relevant

Borrower shall provide cash cover from the Termination Date in accordance with Clause 10.2 (Repayment of Facility B Loans));

(f)            the delivery instructions for the Letter of Credit or Bank Guarantee are specified; and

(g)           the beneficiary of the Letter of Credit or Bank Guarantee is an Approved Beneficiary.

13.5       Currency and amount

(a)         The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)         The amount of the proposed Letter of Credit or Bank Guarantee must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)             if the currency selected is the Base Currency, a minimum of €100,000 or, if less, the Available Facility;

(ii)            if the currency selected is US dollars, a minimum of $100,000 or, if less, the Available Facility; or

(iii)           if the currency selected is any other Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility, or, if less, such amount as will result in the aggregate Base Currency Amounts of all outstanding Letters of Credit and all outstanding Bank Guarantees not exceeding the Letter of Credit and Bank Guarantee Limit.

13.6       Issue of Letters of Credit or Bank Guarantees

(a)         If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit or Bank Guarantee on the Utilisation Date.

(b)         The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)             in the case of a Letter of Credit or Bank Guarantee renewed in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)            the Repeating Representations to be made by each Obligor are true.

(c)         The amount of each Lender’s participation in each Letter of Credit or Bank Guarantee will be equal to the proportion borne by its Available Commitment under Facility B to the Available Facility under Facility B immediately prior to the issue of the Letter of Credit or Bank Guarantee.

(d)         The Agent shall determine the Base Currency Amount of each Letter of Credit or Bank Guarantee which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit or Bank Guarantee and its participation in that Letter of Credit or Bank Guarantee by the Specified Time.

13.7       Renewal of a Letter of Credit or Bank Guarantees

(a)         A Borrower may request any Letter of Credit or Bank Guarantee issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)         The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit or Bank Guarantee except that the conditions set out in paragraphs (d) and (g) of Clause 6.4 (Completion of a Utilisation Request for Letters of Credit or Bank Guarantees) shall not apply.

(c)         The terms of each renewed Letter of Credit or Bank Guarantee shall be the same as those of the relevant Letter of Credit or Bank Guarantee immediately prior to its renewal, except that:

(i)             its amount may be less than the amount of the Letter of Credit or Bank Guarantee immediately prior to its renewal; and

(ii)            its Term shall start on the date which was the Expiry Date of the Letter of Credit or Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)         If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit or Bank Guarantee pursuant to a Renewal Request.

13.8       Revaluation of Letters of Credit and Bank Guarantees

(a)         If any Letter of Credit or Bank Guarantee is denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each Letter of Credit and Bank Guarantee by notionally converting into the Base Currency the outstanding amount of that Letter of Credit or Bank Guarantee on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)         A Borrower shall, (i) if the calculation under paragraph (a) above shows that the Base Currency Amount of such Letters of Credit or Bank Guarantees exceeds an amount equal to 105 per cent. of the Total Facility B Commitments; and (ii) if requested by the Agent within 3 days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Facility B Utilisations are prepaid to prevent the Base Currency Amount of the Facility B Utilisations exceeding an amount equal to the Total Facility B Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

14.         LETTERS OF CREDIT AND BANK GUARANTEES

14.1       Immediately payable

If a Letter of Credit or Bank Guarantee or any amount outstanding under a Letter of Credit or Bank Guarantee is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit or Bank Guarantee shall repay or prepay that amount immediately.

14.2       Assignments and transfers

(a)         Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and/or obligations in respect of any outstanding Letter of Credit or Bank Guarantee.

(b)         If paragraph (a) and the conditions and procedure for transfer specified in Clause 27 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

14.3       Fee payable in respect of Letters of Credit and Bank Guarantees

(a)         Each Borrower shall (and the Company shall ensure that each Borrower shall) pay to the Issuing Bank a fronting fee in respect of each Letter of Credit and Bank Guarantee requested by it in the amount and at the times agreed in the letter dated on or about the date of this Agreement between the Issuing Bank and the Company.

(b)         Each Borrower shall pay to the Agent (for the account of each Lender) a letter of credit fee in arrear computed at the rate of the applicable Margin on the outstanding amount of each Letter of Credit or Bank Guarantee requested by it for the period from the issue of that Letter of Credit or Bank Guarantee until its Expiry Date.  This fee shall be distributed according to each Lender’s Proportion of that Letter of Credit or Bank Guarantee.

(c)         The accrued letter of credit fee on the Letters of Credit and Bank Guarantees shall be consolidated and payable on the last day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Letter of Credit or Bank Guarantee) starting on the date of this Agreement.

(d)         If a Borrower cash covers any part of a Letter of Credit or Bank Guarantee then:

(i)             the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit or Bank Guarantee;

(ii)            the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

14.4       Claims under a Letter of Credit or Bank Guarantee

(a)         Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit or Bank Guarantee requested by it and which appears on its face to be in order (a “claim”).

(b)         Each Borrower which requested a Letter of Credit or Bank Guarantee shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit or Bank Guarantee.

(c)         Each Borrower acknowledges that the Issuing Bank:

(i)             is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                                   deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                           The obligations of a Borrower under this Clause will not be affected by:

(i)                                      the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                   any incapacity of, or limitation on the powers of, any person signing a claim or other document.

14.5                     Indemnities

(a)                            Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit or Bank Guarantee requested by that Borrower.

(b)                           Each Lender shall (according to its Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit or Bank Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)                            If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above), then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit or Bank Guarantee is issued (or if later, on the date the Lender’s participation in the Letter of Credit or Bank Guarantee is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit or Bank Guarantee in an amount equal to its Proportion of that Letter of Credit or Bank Guarantee.  On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Proportion of the amount demanded under paragraph (b) above.

(d)                           The Borrower which requested a Letter of Credit or Bank Guarantee shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.5 (Indemnities) in respect of that Letter of Credit or Bank Guarantee.

(e)                            The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit or Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)                              The obligations of any Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)                                      any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or other person;

(ii)                                   the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)                                the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                               any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or any other person;

(v)                                  any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or Bank Guarantee or any other document or security;

(vi)                               any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit, any Bank Guarantee or any other document or security; or

(vii)                            any insolvency or similar proceedings.

14.6                     Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

14.7                     Role of the Issuing Bank

(a)                            Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)                           The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)                            The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)                           The Issuing Bank may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)                            The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)                              The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)                           The Issuing Bank is not responsible for:

(i)                                      the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(ii)                                   the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

14.8                     Exclusion of liability

(a)                            Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause.

14.9                     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 29.15 (Credit appraisal by the Lenders).

14.10               Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent prior to the date of this Agreement or any substitute address, fax number or department or officer as the Issuing Bank may notify to the Agent by not less than five Business Days’ notice.

14.11               Amendments and Waivers

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

15.                           OPTIONAL CURRENCIES

15.1                     Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Utilisation in the Utilisation Request for a Facility B Loan.

15.2                     Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                   a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

16.                           ANCILLARY FACILITIES

16.1                     Establishment of Ancillary Facilities

One or more Ancillary Facilities may from time to time be established in favour of one or more Borrowers in accordance with this Clause 9 by designating all or part of the Facility B Commitment of a Lender as an Ancillary Commitment.

16.2                     Types of Ancillary Facility

Each Ancillary Facility may comprise any of the following (or any combination of the following):

(a)                                   guarantee, bonding or documentary or standby letter of credit facilities; and

(b)                                  such other facilities as may be required and as the Agent and the relevant Ancillary Lender may agree.

16.3                     Request for Ancillary Facilities

(a)                            The Company may, at any time, request the establishment of an Ancillary Facility by delivery to the Agent of a duly completed Ancillary Facility Request.

(b)                           An Ancillary Facility Request relating to a proposed Ancillary Facility will not be regarded as duly completed unless it identifies:

(i)                                      the Borrower(s) under that Ancillary Facility;

(ii)                                   the Ancillary Lender which is to make available that Ancillary Facility;

(iii)                                the type or types of facility to comprise that Ancillary Facility (which must comply with Clause 9.2 (Types of Ancillary Facility));

(iv)                               the date (the “Commencement Date”) on which that Ancillary Facility is to become available (which must be a date on which Facility B is available to be drawn and must not be less than 10 Business Days after the date on which the Agent receives the Ancillary Facility Request);

(v)                                  the expiry date of that Ancillary Facility (which must fall on or before the Termination Date);

(vi)                               the amount of the Ancillary Commitment (which must be denominated in the Base Currency) which is to apply to that Ancillary Facility;

(vii)                            the currency or currencies (which must comply with paragraph (c) below) in which utilisations under that Ancillary Facility may be requested;

(viii)                         the margin, commitment fee and other fees payable in respect of that Ancillary Facility; and

(ix)                                 such other details in relation to that Ancillary Facility as the Agent may reasonably require.

(c)                            An Ancillary Facility shall only be available for utilisation in the Base Currency or a Currency which:

(i)                                      is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the date for utilisation of that Ancillary Facility; and

(ii)                                   it is US Dollars or has been approved by the Agent acting on the instructions of all the Facility B Lenders on or prior to receipt by the Agent of the Ancillary Facility Request for that Ancillary Facility.

(d)                           The Agent shall, promptly after receipt by it of an Ancillary Facility Request, notify each Lender of that Ancillary Facility Request.

16.4                     Grant of Ancillary Facility

The Lender identified in a duly completed Ancillary Facility Request shall become an Ancillary Lender authorised to make the proposed Ancillary Facility available with effect from the proposed Commencement Date, if the following conditions are fulfilled:

(a)                                   the proposed Ancillary Commitment under that Ancillary Facility is equal to or less than the Available Commitment of that Lender under Facility B on that Commencement Date;

(b)                                  the proposed Ancillary Commitment under that Ancillary Facility will not, when aggregated with the Ancillary Commitments under all other Ancillary Facilities in effect on that Commencement Date, exceed the Total Ancillary Limit; and

(c)                                   the proposed Ancillary Lender has notified the Agent by that Commencement Date that it agrees to make available that Ancillary Facility.

For the avoidance of doubt, the maximum amount payable under (1) any guarantee, bonding or documentary or standby, letter of credit issued under, or any other facilities made available under the Ancillary Facilities, (2) any Bank Guarantee issued under Facility B and (3) any Letter of Credit issued under Facility B, cannot exceed €10,000,000 in aggregate.

16.5                     Adjustments to Facility B Commitment

(a)                            The Facility B Commitment of a Lender which is an Ancillary Lender shall be reduced by the amount of its Ancillary Commitments.

(b)                           If and to the extent that:

(i)                                      any Ancillary Facility expires, or is cancelled (in whole or in part) in accordance with Clause 9.8 (Voluntary cancellation of Ancillary Facilities); and

(ii)                                   no amount is or may be payable to or by the Ancillary Lender in respect of that Ancillary Facility (or the relevant part of it),

the Facility B Commitment of the relevant Lender will immediately be increased by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).

16.6                     Terms of Ancillary Facilities

(a)                            The terms applicable to each Ancillary Facility shall be as agreed between the relevant Ancillary Lender and the relevant Borrower (as set out in the applicable Ancillary Facility Document), provided that:

(i)                                      those terms shall be consistent with this Clause 9 and the details set out in the Ancillary Facility Request;

(ii)                                   utilisations under an Ancillary Facility shall be used only to finance (i) its working capital requirements and/or (ii) its general corporate purposes;

(iii)                                the rate of interest, fees and other remuneration in respect of the Ancillary Facility shall be based upon the normal market rates and terms from time to time of that Ancillary Lender; and

(iv)                               cancellation, termination or enforcement of the Ancillary Facility shall only occur as described in Clause 9.8 (Voluntary cancellation of Ancillary Facilities), Clause 11 (Prepayment and cancellation) or Clause 26.16 (Acceleration).

(b)                           Any material variation to any Ancillary Facility (including any proposed increase or reduction in the Ancillary Commitment) shall be in accordance with and subject to this Clause 9.

(c)                            An amendment or waiver of any term of an Ancillary Facility shall not require the consent of any Finance Party other than the relevant Ancillary Lender unless the amendment or waiver relates to a matter which would require an amendment to this Agreement. In that case, the provisions of this Agreement relating to amendments and waivers will apply.

(d)                           In the case of any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail.

16.7                     Limits on Ancillary Facilities

The Company shall ensure that:

(a)                                   the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit;

(b)                                  the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility; and

(c)                                   the aggregate of the Ancillary Outstandings in respect of an Ancillary Facility and the relevant Ancillary Lender’s share of all other outstanding Facility B Utilisations do not at any time exceed that Ancillary Lender’s Facility B Commitment.

16.8                     Voluntary cancellation of Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender not less than 5 Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

16.9                     Notice in respect of Ancillary Facilities

(a)                            Each Ancillary Lender shall promptly notify the Agent of:

(i)                                      the establishment by it of any Ancillary Facility and the applicable Commencement Date;

(ii)                                   the amount of any Ancillary Facility which is cancelled or expires and the date of any such cancellation or expiry; and

(iii)                                any other information relating to any Ancillary Facility provided by it as the Agent may request, including the Ancillary Outstandings from time to time.

(b)                           The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that no Ancillary Facility has expired or been cancelled in whole or part.

(c)                            Each Obligor consents to all information described in paragraph (a) above being disclosed to the Finance Parties.

16.10               Ancillary Outstandings

The relevant Borrower under an Ancillary Facility shall repay or pay on the due date each amount payable under that Ancillary Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

17.                           REPAYMENT

17.1                     Repayment of Facility A Loans

(a)                            The Facility A Loans shall be repaid by Borrowers which have drawn the Facility A Loans on the following dates in an aggregate amount equal to the amounts set out in the following table:

Facility A Repayment Date	Facility A Repayment Instalment (€)
12 months after the date of this Agreement	5,000,000
18 months after the date of this Agreement	5,000,000
24 months after the date of this Agreement	10,000,000
30 months after the date of this Agreement	10,000,000
36 months after the date of this Agreement	10,000,000
42 months after the date of this Agreement	15,000,000
48 months after the date of this Agreement	15,000,000
54 months after the date of this Agreement	15,000,000
60 months after the date of this Agreement	215,000,000

(b)                           If the aggregate amount of the Facility A Loans outstanding at the end of the Availability Period for Facility A is less than €300,000,000, the amount of the Facility A Repayment Instalments shall be reduced in inverse chronological order.

(c)                            If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrowers exceeds the Facility A Repayment Instalment to be repaid by the Borrowers, the Company may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility A Loans will be wholly or partially repaid so that the Facility A Repayment Instalment is repaid on the relevant Facility A Repayment Date in full. The Company may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(d)                           No Borrower may reborrow any part of Facility A which is repaid.

17.2                     Repayment of Facility B Loans

(a)                            Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period.

(b)                           Any Facility B Loan remaining outstanding on the Termination Date applicable to Facility B shall be repaid on that date.

(c)                            Each Borrower shall repay each Letter of Credit or Bank Guarantee requested by that Borrower on the Termination Date applicable to Facility B.

17.3                     Repayment of Ancillary Facilities

On the Termination Date each Borrower under an Ancillary Facility shall repay all amounts (if any) owing or outstanding under that Ancillary Facility.

18.                           PREPAYMENT AND CANCELLATION

18.1                     Illegality in relation to a Lender or the Issuing Bank

If it becomes unlawful in any applicable jurisdiction for a Lender or the Issuing Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation or to issue or leave outstanding any Letter of Credit or Bank Guarantee:

(a)                                   that Lender or the Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled and the Issuing Bank shall not be obliged to issue any Letter of Credit or Bank Guarantee;

(c)                                   each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)                                  if the unlawfulness relates to the Issuing Bank and no other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, upon the Agent notifying the Company, Facility B shall cease to be available for the issue of Letters of Credit or Bank Guarantees and the Company shall procure that each of the relevant Borrowers shall use its best endeavours to procure the release of each Letter of Credit or Bank Guarantee issued by that Issuing Bank and outstanding at such time.

18.2                     Illegality in relation to an Ancillary Lender

If it becomes unlawful in any applicable jurisdiction for an Ancillary Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document or to fund or maintain its participation in any utilisation under any Ancillary Facility:

(a)                                   that Ancillary Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Company:

(i)                                  the Ancillary Commitment of that Ancillary Lender will be immediately cancelled; and

(ii)                               each Borrower shall use its best endeavours to procure the release of any outstanding letter of credit, guarantee or other instrument issued by that Ancillary Lender in respect of that Borrower under each Ancillary Facility made available by that Ancillary Lender and repay all amounts, if any, payable under each such Ancillary Facility on the earlier of the next date on which any payment or repayment is due under that facility occurring after the Agent has notified the Company or the date specified by the Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

18.3                     Change of control

(a)                            If a Change of Control Event occurs:

(i)                                      the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   the Issuing Bank shall not be obliged to issue any Letter of Credit or Bank Guarantee;

(iii)                                a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) and an Ancillary Lender shall not be obliged to fund a utilisation of an Ancillary Facility; and

(iv)                               if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the occurrence of a Change of Control Event, the Agent shall promptly notify the Company of the notification by that Lender and the Company and that Lender shall negotiate in good faith the continuation of the participation of the respective Lender in the Facilities. If no agreement is reached within 30 days of the Lender notifying the Agent, the Agent shall, by not less than 10 days’ notice to the Company (the date specified in such notice being the “Relevant Lender Cancellation Date”), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable and declare that cash cover in respect of that Lender’s participation in each Letter of Credit or Bank Guarantee is immediately due and payable whereupon it shall become immediately due and payable provided that the Company may, by written notice to the Agent and such Lender given in the period from the date such Lender notifies the Agent following the occurrence of a Change of Control Event to the date 3 Business Days prior to the Relevant Lender Cancellation Date, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Facility B Commitment) the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit and/or Bank Guarantee fees, Break Costs and other amounts payable in relation thereto under the Finance Documents. The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(A)                           the Company shall have no right to replace the Agent or the Security Agent;

(B)                             neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(C)                             in the event of a replacement of a Lender, such replacement must take place no later than the Relevant Lender Cancellation Date; and

(D)                            in no event shall the Lender replaced under this Clause be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(b)                           For the purpose of paragraph (a) above “Change of Control Event” means:

(i)                                      any of the Owners ceases to own the proportion of shares in the Company, owned at the date of initial Utilisation of any Facility; or

(ii)                                   Rockwood Specialties Group GmbH ceases to be, directly or indirectly, the wholly owned subsidiary of Rockwood Specialties Group Inc.

18.4                     Voluntary cancellation

The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of an Available Facility. Any cancellation under this Clause 11.4 shall reduce the Commitments of the Lenders rateably under that Facility.

18.5                     Mandatory prepayment - Net Sale Proceeds

(a)                            The Company shall ensure that an amount equal to all Net Sale Proceeds is applied in accordance with Clause 11.6 (Application of Net Sale Proceeds prepayment) below.

(b)                           Paragraph (a) above does not apply to any Net Sale Proceeds to the extent that:

(i)                                      such Net Sale Proceeds are intended to be applied within twelve months of receipt towards the purchase of other similar assets for use in the Group’s business; or

(ii)                                   such Net Sale Proceeds do not, when aggregated with any other Net Sale Proceeds received in any financial year of the Company, exceed €1,000,000 (or its equivalent in another currency or currencies).

18.6                     Application of Net Sale Proceeds prepayment

(a)                            In this Clause 11.6, “Receipt Date” means the date on which any Net Sale Proceeds to which paragraph (a) of Clause 11.5 (Mandatory prepayment — Net Sale Proceeds) applies (the “Relevant Net Sale Proceeds) have been received by any member of the Group.

(b)                           Within five Business Days after a Receipt Date, the Company shall notify the Agent of the Receipt Date and the amount in the Base Currency (the “Euro Net Sale Proceeds Amount”) equal or equivalent to those Relevant Net Sale Proceeds.

(c)                            On receipt of that notice by the Agent, the Facility A Commitment shall be reduced by an aggregate amount equal to the Euro Net Sale Proceeds Amount.

(d)                           The Company shall ensure that the Facility A Loans are prepaid (in each case, on the earlier of 3 Months after the Receipt Date and the expiry of their Interest Periods current when the Agent receives the relevant notice pursuant to paragraph (b) above) until Facility A Loans equal to or greater than the Euro Net Sale Proceeds Amount have been prepaid.

(e)                            The Facility A Commitment of the Lenders shall be reduced rateably.

(f)                              Any prepayment under this Clause 11.6 shall satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in inverse chronological order.

18.7                     Mandatory prepayment - Insurance Proceeds

(a)                            The Company shall ensure that an amount equal to all Insurance Proceeds is applied in accordance with Clause 11.8 (Application of Insurance Proceeds prepayment) below.

(b)                           Paragraph (a) above does not apply to any Insurance Proceeds to the extent that:

(i)                                      such Insurance Proceeds are intended to be applied within 24 months of receipt to replace, repair or reinstate the asset(s) to which those Insurance Proceeds relate, provided that a document, setting out in reasonable detail any planned replacement, repair or reinstatement is provided to the Agent within 12 Months of receipt of such Insurance Proceeds; and

(ii)                                   such Insurance Proceeds do not exceed €1,000,000 (or its equivalent in another currency or currencies) in respect of any single claim or, when aggregated with any other Insurance Proceeds received since the date of this Agreement, exceed €3,000,000 (or its equivalent in another currency or currencies).

18.8                     Application of Insurance Proceeds prepayment

(a)                            In this Clause 11.8, “Receipt Date” means the date on which any Insurance Proceeds to which paragraph (a) of Clause 11.7 (Mandatory prepayment - Insurance Proceeds) applies (the “Relevant Insurance Proceeds”) have been received by any member of the Group.

(b)                           Within five Business Days after a Receipt Date, the Company shall notify the Agent of the Receipt Date and the amount in the Base Currency (the “Euro Insurance Proceeds Amount”) equal or equivalent to those Relevant Insurance Proceeds.

(c)                            On receipt of that notice by the Agent, the Facility A Commitment shall be reduced by an aggregate amount equal to the Euro Insurance Proceeds Amount.

(d)                           The Company shall ensure that the Facility A Loans are prepaid (in each case, on the earlier of 3 Months after the Receipt Date and the expiry of their Interest Periods current when the Agent receives the relevant notice pursuant to paragraph (b) above) until Facility A Loans equal to or greater than the Euro Insurance Proceeds Amount have been prepaid.

(e)                            The Facility A Commitment of the Lenders shall be reduced rateably.

(f)                              Any prepayment under this Clause 11.8 shall satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in inverse chronological order.

18.9                     Excluded proceeds

Where Net Sale Proceeds and Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in paragraph (b) of Clause 11.5 (Mandatory prepayment — Net Sale Proceeds) or paragraph (b) of Clause 11.7 (Mandatory prepayment — Insurance Proceeds)) the Company shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

18.10               Restriction on upstream payments

(a)                            If there is a requirement to make a mandatory prepayment pursuant to Clause 11.5 (Mandatory prepayment - Net Sale Proceeds) or Clause 11.7 (Mandatory prepayment - Insurance Proceeds) and, in order to effect such prepayment, moneys need to be upstreamed or otherwise transferred from one member of the Group to another member of the Group and:

(i)                                      the relevant member of the Group who needs to upstream or transfer moneys to facilitate prepayment, having used its reasonable endeavours to make such sums available, is not legally able to make payment (whether by way of dividend, loan or any other means) or some or all of such sums without any relevant officer or director incurring a risk of personal or criminal liability or the relevant payment would result in the relevant member of the Group incurring a material tax liability or other material cost; and

(ii)                                   the relevant Borrower, having used its reasonable endeavours to fund the prepayment from other resources available to the Group, is unable to procure the funding of such prepayment, then, until such time as that the impediment to prepayment no longer applies, such prepayment shall be made in an amount equal to the aggregate of the amount the relevant Borrower is legally able to pay and the amount the relevant Borrower is able to procure from other resources available to the Group.

(b)                           The Company shall continue to use its reasonable endeavours to procure that the prepayment which, but for this Clause 11.10, would have been due is made.  If at any time the restrictions set out in paragraph (a) above are removed, any relevant proceeds will be applied in prepayment of the Facilities on the earlier of 3 Months after the restrictions are removed and the expiry of their Interest Periods current when the restrictions are removed and otherwise in accordance with Clauses 11.5 (Mandatory prepayment - Net Sale Proceeds) to 11.9 (Excluded proceeds).

18.11               Voluntary prepayment of Facility A Loans

(a)                            The Borrower to which a Facility A Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of €5,000,000 and integral multiples of €1,000,000 thereafter.)

(b)                           A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)                            Any prepayment under this Clause 11.11 shall satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in inverse chronological order.

18.12               Voluntary prepayment of Facility B Utilisations

The Borrower to which a Facility B Utilisation has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Utilisation, but if in part, being an amount that:

(i)                                      (in relation to a Facility B Utilisation in US Dollars) reduces the amount of the Facility B Utilisation by a minimum amount of US$5,000,000 and integral multiples of US$1,000,000 thereafter; and

(ii)                                   (in relation to a Utilisation in any currency other than US Dollars), reduces the Base Currency Amount of the Facility B Utilisation by a minimum amount of €5,000,000 and integral multiples of €1,000,000 thereafter).

18.13               Right of repayment and cancellation in relation to a single Lender, Ancillary Lender or Issuing Bank

(a)                            If:

(i)                                      any sum payable to any Lender or Ancillary Lender or the Issuing Bank by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or

(ii)                                   any Lender or Ancillary Lender or the Issuing Bank claims indemnification from the Company under Clause 16.3 (Tax indemnity) or Clause 17 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for gross-up or indemnification continues, give the Agent notice:

(iii)                                (if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(iv)                               (if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit or Bank Guarantee issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit or Bank Guarantees to be issued in the future; or

(v)                                  (if such circumstances relate to an Ancillary Lender) of cancellation of that Ancillary Lender’s Ancillary Commitment and its intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Lender.

(b)                           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender or, as the case may be, that Ancillary Lender’s Ancillary Commitment, shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or utilisation of an Ancillary Facility granted by that Ancillary Lender.

18.14               Restrictions

(a)                            Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            No Borrower may reborrow any part of Facility A which is prepaid.

(d)                           Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)                            The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)                              No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)                           If the Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

18.15               Clean Down

The Company shall:

(a)                                   ensure that, for a period of at least five consecutive Business Days (each a “Clean Down Period”) in each financial year of the Company:

(i)                                  all Facility B Loans; and

(ii)                               all amounts outstanding under any Letter of Credit or Bank Guarantee or similar instrument issued under an Ancillary Facility to the extent that the Letter of Credit or Bank Guarantee or other instrument supports actual outstanding Financial Indebtedness of any member of the Group on a loan or current account, after deducting an amount equal to the aggregate amount of Cash and Cash Equivalent Investments held by each member of the Group, are reduced to zero;

(b)                                  notify the Agent at least three Business Days before the start of any proposed Clean Down Period; and

(c)                                   ensure that not less than three Months shall elapse between two Clean Down Periods.

SECTION 5

COSTS OF UTILISATION

19.                           INTEREST

19.1                     Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                   Margin;

(b)                                  LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)                                   Mandatory Cost, if any.

19.2                     Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

19.3                     Default interest

(a)                            If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                      the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                   the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                            Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

19.4                     Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

19.5                     Adjustment of Margin

(a)                            Subject to this Clause 12.5, the Margin applicable to each Utilisation shall be the rate per annum specified in the definition of Margin set out in Clause 1.1 (Definitions) adjusted by reference to the ratio of Net Debt to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent, to equal the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Net Debt to EBITDA falls:

Ratio	Margin (% p.a.)
Equal to or higher than 3.5:1	3.00
Equal to or higher than 3.0:1 but lower than 3.5:1	2.50
Equal to or higher than 2.5:1 but lower than 3.0:1	2.25
Equal to or higher than 2.0:1 but lower than 2.5:1	2.00
Equal to or higher than 1.5:1 but lower than 2.0:1	1.50
Lower than 1.5:1	1.00

(b)                           No adjustment shall be made to the Margin under paragraph (a) above until receipt by the Agent of the first Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) for the Relevant Period ending 31 December 2008.

(c)                            Any adjustment to the Margin under paragraph (a) above shall take effect on the date (the “Margin Adjustment Date”) falling on the first day of the Interest Period commencing after receipt by the Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 23.2 (Compliance Certificate).

(d)                           If the Margin for a Utilisation is reduced for any period under this Clause 12.5 but the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Agent do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event, the Margin for that Utilisation shall be the rate per annum specified opposite the relevant range set out in the table above of the revised ratio of Net Debt to EBITDA calculated using the figures in that Compliance Certificate. The Company shall promptly pay to the Agent any amount necessary to put the Agent and Lenders in the position they would have been in had the appropriate rate of the Margin applied during that period.

(e)                            If the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Agent show that the Margin for any Utilisation should have been reduced for any period, the next payments of interest falling due on the Utilisations shall be reduced to the extent necessary to put the Obligors in the position they would have been in if the Margin had been reduced for that period.

(f)                              While an Event of Default is continuing, the Margin applicable to each Utilisation shall be the rate of 3.00 per cent. per annum.

20.                           INTEREST PERIODS

20.1                     Selection of Interest Periods

(a)                            A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                           Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Facility A Loan was made not later than the Specified Time.

(c)                            If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be one Month.

(d)                           Subject to this Clause 13, a Borrower (or the Company) may select an Interest Period of 1, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders participating in the relevant Facility). In addition a Borrower (or the Company on its behalf) may select an Interest Period of less than one Month (in relation to Facility A), if necessary to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(e)                            Prior to determining the interest rate for an Interest Period beginning before the Syndication Date, the Agent may shorten that Interest Period to a duration of one Month (or such shorter duration as may be desirable) to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be novated or assigned to persons becoming Parties as a result of Syndication.

(f)                              An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(g)                           Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)                           A Facility B Loan has one Interest Period only.

20.2                     Changes to Interest Periods

(a)                            Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans with an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that Facility A Repayment Date.

(b)                           If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Company and the Lenders.

20.3                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

20.4                     Consolidation and division of Facility A Loans

(a)                            Subject to paragraph (b) below, if two or more Interest Periods:

(i)                                      relate to Facility A Loans in the same currency;

(ii)                                   end on the same date; and

(iii)                                are made to the same Borrower,

those Facility A Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)                           Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.

21.                           CHANGES TO THE CALCULATION OF INTEREST

21.1                     Absence of quotations

Subject to Clause 14.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

21.2                     Market disruption

(a)                            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                      the Margin;

(ii)                                   the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                                the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           In this Agreement “Market Disruption Event” means:

(i)                                      at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)                                   before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

21.3                     Alternative basis of interest or funding

(a)                            If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

21.4                     Break Costs

(a)                            Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

22.                           FEES

22.1                     Commitment fee

(a)                            The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the lower of (i) the rate of 50 per cent. per annum of the applicable Margin and (ii) 0.75 per cent. per annum, on that Lender’s Available Commitment for the applicable Availability Period.

(b)                           The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

22.2                     Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

22.3       Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

22.4       Security Agency fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

22.5       Issuing Bank fee

The Company shall pay to the Issuing Bank (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

22.6       Ancillary Facility fees

The Company or the relevant Borrower shall pay to the relevant Ancillary Lender the Ancillary Facility fee(s), including the Ancillary Facility commitment fee(s), in the amount(s) and at the times agreed in the relevant Ancillary Facility Document.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

23.         TAX GROSS UP AND INDEMNITIES

23.1       Definitions

“Finnish Qualifying Lender” means a Lender which is:

(i)             resident in Finland for Finnish taxation purposes; or

(ii)            a Lender not resident in Finland for Finnish taxation purposes yet entitled to receive all interest payments under the Finance Documents without deduction or withholding of any Finnish income tax pursuant to section 9(2) of the Finnish Income Tax Act 1992/1535.

“German Borrower” means a Borrower resident for tax purposes in Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means :

(iii)           in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)         lending through a Facility Office in Germany;

(B)          a Treaty Lender with respect to the Federal Republic of Germany; or

(C)          otherwise entitled to receive interest payments from an Obligor without such Obligor being required to make (or as the case may be, being exempted from) any deduction or withholding for or on account of Tax imposed by the Federal Republic of Germany in respect of an advance under a Finance Document;

(iv)          a Finnish Qualifying Lender; or

(v)           in respect of any other Borrower, a Lender which is beneficially entitled to interest payable to that Lender and is:

(A)         lending through a Facility Office in the jurisdiction of incorporation of the relevant Borrower; or

(B)          a Treaty Lender with respect to the jurisdiction of incorporation of the relevant Borrower.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(vi)          is treated as a resident of a Treaty State for the purposes of the Treaty; and

(vii)         does not carry on a business in the Federal Republic of Germany or the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Federal Republic of Germany or the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by the Federal Republic of Germany or the jurisdiction of incorporation of the relevant Borrower on interest.

(b)         Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

23.2       Tax gross-up

(a)         Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)         The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)         If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)         An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Federal Republic of Germany or the jurisdiction of incorporation of the relevant Obligor from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)             the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or;

(ii)            the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)         If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)          Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)         A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

23.3       Tax indemnity

(a)         The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)         Paragraph (a) above shall not apply:

(i)             with respect to any Tax assessed on a Finance Party:

(A)         under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)          under the laws of Germany pursuant to section 49 paragraph 1 no. 5 lit. c) aa) German Income Tax Code (Einkommensteuergesetz) due to the fact that a Facility is secured (directly or indirectly) by real estate located in Germany (inländische Grundstücke) or domestic rights treated as real property under German Civil Law (inländische Rechte die den Vorschriften des Bürgerlichen Rechts über Grundstücke unterliegen), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)            to the extent a loss, liability or cost:

(A)         is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(B)          would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied.

(c)         A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)         A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

23.4       Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)            a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)           that Finance Party has (directly or on an affiliated group basis) obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

23.5       Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

23.6       Value added tax

(a)         All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by the Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)         If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)         Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

23.7       German Earnings Stripping Rules

Should a Borrower, which claims interest deductions in Germany for German Tax purposes with regard to interest payments under this Agreement require the assistance by the Finance Parties on the basis of sec. 4f of the German Income Tax Act (Einkommensteuergesetz) and sec. 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) in the form of the German

Business Tax Reform Act 2008 (Unternehmensteuerreformgesetz 2008, published in the Federal Gazette, BGBI. I 2007, 1912 et seq.), with regard to the application of the equity escape clause, the Finance Parties shall, upon receipt of a request of the relevant Borrower (containing a detailed proposal for the requested assistance) enter into good faith negotiations as to what extent it is reasonably practical for the Finance Parties to assist the Borrower in this respect. For the avoidance of doubt, no Finance Party shall be obliged to release any Security, change this Agreement or disclose information which is confidential under applicable statutory or contractual banking secrecy rules.

24.         INCREASED COSTS

24.1       Increased costs

(a)         Subject to Clause 17.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)         In this Agreement “Increased Costs” means:

(i)             a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)            an additional or increased cost; or

(iii)           a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

24.2       Increased cost claims

(a)         A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs), shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)         Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

24.3       Exceptions

(a)         Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)             attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)            compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied); or

(iii)           compensated for by the payment of the Mandatory Cost; or

(iv)          attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)         In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

25.         OTHER INDEMNITIES

25.1       Currency indemnity

(a)         If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)             making or filing a claim or proof against that Obligor;

(ii)            obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

25.2       Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)            the occurrence of any Event of Default;

(b)           a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c)            funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)           a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

25.3       Indemnity to the Agent and the Security Agent

The Company shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)            investigating any event which it reasonably believes is a Default; or

(b)           acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

26.         MITIGATION BY THE LENDERS

26.1       Mitigation

(a)         Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality in relation to a Lender or the Issuing Bank), Clause 11.2 (Illegality in relation to an Ancillary Lender), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

26.2       Limitation of liability

(a)         The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

27.         COSTS AND EXPENSES

27.1       Transaction expenses

The Company shall promptly on demand pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)            this Agreement and any other documents referred to in this Agreement, subject to agreed caps in respect of out of pocket expenses and legal fees; and

(b)           any other Finance Documents executed after the date of this Agreement.

27.2       Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

27.3       Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

27.4       Security Agent expenses

The Company shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

27.5       Undertaking to pay

(a)         The Company undertakes to pay each Finance Party within three Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) incurred by or awarded against that Finance Party or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of, in connection with or based on any actual or potential action, claim, suit, investigation or proceeding arising out of, in connection with or based on:

(i)             any Finance Document;

(ii)            the arranging, underwriting or syndication of the Facilities;

(iii)           the use of proceeds of any Loan; or

(iv)          the use of any Letter of Credit or Bank Guarantee,

except to the extent such liability, damages, loss, cost or expense incurred or awarded results from any breach by a Finance Party of a Finance Document which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(b)         The Company undertakes to pay each Finance Party, within three Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not pending or threatened and whether or not any Relevant Party is a party.

(c)         No Finance Party shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under paragraph (a).

(d)         The Company agrees that no Relevant Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Company that results directly from any breach by that Relevant Party of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(e)         Notwithstanding paragraph (d) above, no Relevant Party shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

SECTION 7

guarantee

28.         GUARANTEE AND INDEMNITY

28.1       Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)            guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)           undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)            agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 21 is not recoverable on the basis of a guarantee, it will be liable to indemnify that Finance Party against any cost, loss or liability it incurs as a result of a Borrower not paying any amount when due under or in connection with any Finance Document. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

28.2       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

28.3       Reinstatement

If as a result of insolvency or any similar event:

(a)            any payment by an Obligor is avoided, reduced or must be restored; or

(b)           any discharge or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided, reduced or must be restored,

(i)           the liability of each Obligor shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(ii)          each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge or arrangement had not occurred.

28.4       Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including:

(a)            any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)            any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

28.5       Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

28.6       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

28.7       Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent or, as the case may be, the Security Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)            to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics) of this Agreement.

28.8       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

28.9       Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)            that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)           each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

28.10     Preservation of stated share capital of a German Guarantor

(a)         To the extent that the guarantee created under this Clause 21 (the “Guarantee”) is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (each a “German Guarantor”) and the Guarantee of the German Guarantor guarantees amounts

(i)             which are owed by direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor); and provided that

(ii)            such amounts do not correspond to funds that have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries and have not been repaid,

the Guarantee of the German Guarantor shall be subject to certain limitations as set out in paragraph (b). In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.

(b)         To the extent that the demand under the Guarantee against a German Guarantor is made in respect of amounts in relation to which the conditions pursuant to paragraph (a) are fulfilled, the relevant German Guarantor’s liability shall be limited as follows:

(i)             Subject to sub-paragraphs (iii) to (viii) below, the Agent shall not be entitled to enforce the Guarantee to the extent that such enforcement has the effect of

(A)         reducing the German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital), or

(B)          (if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

and thereby affects its assets which are required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”).

(ii)            The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 HGB) in the previous years, save that

(A)         the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the date of this Agreement without the prior written consent of the Agent shall be deducted from the relevant stated share capital;

(B)          loans provided to the relevant German Guarantor by a member of the Group shall be disregarded if such loans are subordinated, or are considered subordinated pursuant to § 32a GmbH-Act; and

(C)          loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded to the extent such violation is caused by wilful misconduct or gross negligence of the managing directors of the relevant Guarantor.

(iii)           The limitations set out in sub-paragraph (i) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Agent within 15 calendar days following the Agent’s demand under the Guarantee, to what extent the demanded payment fulfils the conditions pursuant to paragraph (a) and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the “Management Determination”).

(iv)          If the Agent disagrees with the Management Determination, the Agent shall nevertheless be entitled to enforce the Guarantee up to such amount, which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (iii) above. In relation to the amount which is disputed, the Agent and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 45 calendar days (or such longer period as has been agreed between the Company and the Agent) from the date the Agent has contested the Management Determination the value of available Net Assets (the “Auditor’s Determination”). If the Agent and the German Guarantor do not agree on the appointment of a joint auditor within 5 Business Days from the date the Agent has disputed the Management Determination, the Agent shall be entitled to appoint auditors of international standing and reputation. The amount determined as available in the Auditor’s Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor’s Determination shall be borne by the Company and shall be taken into account in the calculation of Net Assets.

(v)           If, and to the extent that, the Guarantee has been enforced without regard to the limitation set forth in sub-paragraph (i) because (A) the Management Determination was not delivered within the relevant time frame or (B) the amount of the available Net Assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Determination, the Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay any amount (if and to the extent already paid to the Finance Parties) in the case of (A) above, which is necessary to maintain such German Guarantor’s stated share capital (Stammkapital), and in the case of (B) above up to and including the amount calculated in the Auditor’s Determination calculated as of the date the demand under the Guarantee was made and in accordance with sub-paragraphs (i) and (ii) above, provided such demand for repayment is made to the Agent within 6 months (Ausschlussfrist) from the date the Guarantee has been enforced.

If pursuant to the Auditor’s Determination the amount of the available Net Assets is higher than set out in the Management Determination the relevant German Guarantor shall pay such amount to the Finance Parties within 5 Business Days after receipt of the Auditor’s Determination.

(vi)          If the German Guarantor intends to demonstrate that the enforcement of the Guarantee has led to one of the effects referred to in sub-paragraph (i) above, then the German Guarantor shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which are (in the reasonable opinion of the Agent) significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under this paragraph Guarantee.

(vii)         The limitation set out in sub-paragraph (i) does not affect the right of the Finance Parties to claim again any outstanding amount at a later point in time if and to the extent that paragraph (i) would allow this at that later point.

(viii)        If the German Guarantor demonstrates that, at the time of enforcement, it is obliged to file for the commencement of insolvency proceedings for reason of over-indebtedness (Überschuldung), then for the determination of its Net Assets the lower of the amount of net assets shown by a regular balance sheet (Handelsbilanz) and by a balance sheet showing an over-indebtedness (Überschuldungsstatus) shall be relevant. In the assessment of the Guarantor’s assets for the balance sheet showing an over-indebtedness, however, the continuation of the enterprise shall not be taken as a basis if according to the circumstances such continuation is not deemed highly likely (negative Fortführungsprognose). Sub-paragraphs (iii) to (vii) above shall apply mutatis mutandis in relation to the German Guarantor invoking its over-indebtedness (Überschuldung).

(c)         This Clause 21.10 (Preservation of stated share capital of a German Guarantor) shall apply mutatis mutandis if the Guarantee is granted by a Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such Guarantor.

28.11     Limitation applicable to Finnish Guarantors

No obligations of any Guarantor incorporated in Finland under this Clause 21 shall extend to guarantee the obligations of any Borrower to the extent, and only to the extent, it would constitute (i) unlawful distribution of assets within the meaning of Chapter 13, Section 1 of the Finnish Companies Act (osakeyhtiölaki 624/2006, as amended or re-enacted from time to time), or (ii) unlawful financial assistance within the meaning of Chapter 13, Section 10 of the Finnish Companies Act.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

29.         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party on the date of this Agreement.

29.1       Status

(a)         It is a corporation or limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)         It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

29.2       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to the Legal Reservations and the Perfection Requirements.

29.3       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)            any law or regulation applicable to it;

(b)           its or any of its Subsidiaries’ constitutional documents; or

(c)            any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to an extent which has or is reasonably likely to have a Material Adverse Effect, nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets which are expressed to be the subject of any Security Document.

29.4       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

29.5       Validity and admissibility in evidence

              All Authorisations required:

(a)            to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)           to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)            subject to the Perfection Requirements, to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect no later than the date of first utilisation of any Facility.

29.6       Governing law and enforcement

(a)         Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)         Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

29.7       Deduction of Tax

At the date of this Agreement, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

29.8       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

29.9       No default

(a)         No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)         No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

29.10     Information Memorandum

(a)         Any factual information provided by or on behalf of any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)         The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)         Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

29.11     Financial statements

(a)         Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)         Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)         There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date to which its Original Financial Statements were drawn up.

29.12     Pari passu ranking

Without limiting Clause 22.17 (Security) below, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

29.13     No proceedings pending or threatened

(a)         No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)         Paragraph (a) shall not apply to any litigation, arbitration or administrative proceedings which are vexatious or frivolous.

29.14     Environmental laws and licences

It and each of its Subsidiaries has:

(a)            complied with all Environmental Laws to which it may be subject;

(b)           obtained all Environmental Licences required in connection with its business; and

(c)            complied with the terms of those Environmental Licences,

in each case where failure to do so has, or is reasonably likely to have a Material Adverse Effect.

29.15     Environmental releases

No:

(a)            property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)           discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this has or is reasonably likely to have a Material Adverse Effect.

29.16     Solvency

No:

(a)            corporate action, legal proceeding or other procedure or step described in Clause 25.7 (Insolvency proceedings); or

(b)           creditors’ process described in Clause 26.8 (Creditors’ process),

has been started in respect of it or any of its Subsidiaries.

29.17     Security

(a)         Subject to any applicable Perfection Requirements, each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)         The constitutional documents of any member of the Group and the JV Documents do not restrict or inhibit in any manner any transfer of any shares of any member of the Group which are expressed to be subject to any Security under any Security Document except for the articles of association of Sachtleben Chemie from which restrictions will be removed in accordance with the terms of the pledge agreement relating to the shares of Sachtleben Chemie.

29.18     Legal and beneficial ownership

(a)         It and each of its Subsidiaries is the absolute legal and beneficial owner of all the assets over which it purports to create Security pursuant to any Security Document, free from any Security other than Permitted Security.

(b)         Paragraph (a) shall not apply to any assets which are subject to the German Transfer Agreement and are not owned by Sachtleben Chemie.

29.19     Assets

It and each of its Subsidiaries has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.

29.20     JV Documents

(a)         The JV Documents:

(i)             contain all the terms of the arrangements between the Owners relating to the Ti02 Joint Venture (and/or any of their respective Affiliates) and any Holding Company of the Company and/or any member of the Group (and/or any of their respective Affiliates);

(ii)            are or, on the date of the first Utilisation Request, will be in full force and effect; and

(iii)           have not been amended from the form in which they were delivered or waived (in whole or in part) and no consent has been given thereunder, save for any which do not materially and adversely affect the interests of the Lenders or have been approved in writing by the Agent.

(b)         Neither it nor any of its Subsidiaries is in, or aware of any, material breach of or material default under any JV Document.

29.21     Pensions

(a)         No member of the Group has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability other than as disclosed in the Information Memorandum or otherwise to the Agent prior to the date of this Agreement.

(b)         Each member of the Group is in compliance in all material respects with all applicable material laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees.

29.22     Insurances

(a)         The insurances required by Clause 24.7 (Insurance) are in full force and effect as required by this Agreement.

(b)         No event or circumstance has occurred, and there has been no failure to disclose a fact, which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.

29.23     Repetition

The Repeating Representations (and, in the case of paragraph (b) below, the representations set out in Clauses 22.5 (Validity and admissibility in evidence) and 22.8 (No filing or stamp taxes)) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)            the date of each Utilisation Request and the first day of each Interest Period; and

(b)           in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

The representations and warranties set out in Clause 22.10 (Information Memorandum) are deemed to be made by each Obligor on the date on which the Information Memorandum is approved by the Company and on the Syndication Date subject to, in each case, any disclosures made by the Company prior thereto.

30.         INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

30.1       Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)            as soon as the same become available, but in any event within 180 days after the end of each of its financial years and beginning with the financial year ending 31 December 2008:

(i)           its audited consolidated financial statements for that financial year; and

(ii)          the unaudited financial statements of each Obligor for that financial year; and

(b)           as soon as the same become available, but in any event within 45 days after the end of each Financial Quarter and beginning with the Financial Quarter ending on 30 September 2008:

(i)           its consolidated financial statements for that Financial Quarter; and

(ii)          the financial statements of each Obligor for that Financial Quarter.

30.2       Compliance Certificate

(a)         The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 23.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 24 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)         If required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial statements), the Compliance Certificate shall also set out the Material

Subsidiaries and (in reasonable detail) computations for the determination of which members of the Group are Material Subsidiaries.

(c)                            Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial statements), shall be reported on by the Company’s auditors in the form reasonably required by the Agent.

30.3                     Requirements as to financial statements

(a)                            Each set of financial statements delivered by the Company pursuant to Clause 23.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                           The Company shall procure that each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) is prepared using the Applicable Accounting Principles, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP or the relevant accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)                                      a description of any change necessary for the relevant financial statements to reflect the Applicable Accounting Principles; and

(ii)                                   sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with, to determine any other relevant matter set out in this Agreement and/or to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

(c)                            If the Company notifies the Agent of a change in accordance with paragraph (b) above, the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change.

30.4                     Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                   all documents dispatched by the Company to its creditors generally at the same time as they are dispatched;

(b)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, reasonably be expected to have a Material Adverse Effect (other than any litigation, arbitration or administrative proceedings which are vexatious or frivolous); and

(c)                                   promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

30.5                     Notification of default

(a)                            Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                           Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

30.6                     “Know your customer” checks

(a)                            If:

(i)             the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)            any change in the status of an Obligor after the date of this Agreement; or

(iii)           a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                            The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)                           Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

31.                           FINANCIAL COVENANTS

31.1                     Financial condition

                                          The Company shall ensure that:

(a)                                   the ratio of Net Debt on each Quarter Date in each period set out in the table below to EBITDA for the Relevant Period ending on that Quarter Date will not exceed the ratio set out in the relevant column in the table below opposite that period;

(b)                                  the ratio of EBITDA to Net Interest Costs for each Relevant Period ending on a Quarter Date in each period set out in the table below will not be less than the ratio set out in the relevant column in the table below opposite that period; and

(c)                                   the ratio of Cash Generated for Financing to Debt Service for each Relevant Period ending on a Quarter Date in each period set out in the table below will not be less than the ratio set out in the relevant column in the table below opposite that period.

Period	Net Debt: EBITDA	EBITDA: Net Interest Costs	Cash Generated for Financing: Debt Service
30 September 2008 to and including 31 December 2008	4.00:1.00
31 December 2008		2.75:1.00	1.00:1.00
1 January 2009 to and including 31 December 2009	4.00:1.00	3.00:1.00	1.00:1.00
1 January 2010 to and including 31 December 2010	3.50:1.00	3.50:1.00	1.10:1.00
Thereafter	3.00:1.00	4.00:1.00	1.10:1.00

31.2                     Definitions

In this Clause 24.2:

“Capital Expenditure” means any expenditure or obligation (other than expenditure or obligations in respect of Permitted Acquisitions and Permitted Joint Ventures) in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cash Generated for Financing” means, in respect of any Relevant Period (the “Current Relevant Period”), EBITDA for that Relevant Period after:

(a)                                   adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)                                  adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Net Sale Proceeds or Insurance Proceeds applied in prepayment of the Facilities);

(c)                                   adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)                                  adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)                                   adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(f)                                     deducting the amount of any Capital Expenditure actually made (or due to be made) during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost of, any Permitted Acquisitions and Permitted Joint Ventures except (in the case) to the extent funded from;

(i)            Cash Generated for Financing in the Relevant Period ending immediately prior to the first day of the Current Relevant Period (the “Previous Relevant Period”) less Debt Service for the Previous Relevant Period;

(ii)           Net Sale Proceeds or Insurance Proceeds permitted to be retained for this purpose; or

(iii)          new equity or Financial Indebtedness subordinated to the Facilities on terms acceptable to the Majority Lenders (acting reasonably) and received from a person which is not a member of the Group; and

(g)                                  deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing EBITDA,

and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the JV Costs up to an amount not exceeding €8,000,000.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation but excluding amounts in respect of:

(h)                                  receivables in relation to Tax;

(i)                                      Exceptional Items and other non-operating items;

(j)                                      insurance claims; and

(k)                                   any interest owing to any member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(l)                                      liabilities for Debt, other Financial Indebtedness or pensions and Interest Expenses;

(m)                                liabilities for Tax;

(n)                                  Exceptional Items and other non-operating items; and

(o)                                  insurance claims.

“Debt” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment (to the extent the relevant member of the Group has taken action that will result in such premium being required to be paid) or redemption) of Financial Indebtedness of members of the Group but excluding:

(p)                                  any indebtedness referred to in paragraphs (f), (g) or (i) of the definition of Financial Indebtedness (provided that, in relation to paragraphs (f) and (i) of such definition, only to the extent such indebtedness is not classified as borrowings under IFRS);

(q)                                  any guarantee in respect of Financial Indebtedness to the extent such guarantee is not classified as a borrowing under IFRS; and

(r)                                     any Financial Indebtedness subordinated to the Facilities under the Subordination Agreement or otherwise on terms acceptable to the Majority Lenders (acting reasonably) including, without limitation, any subordinated shareholder loans.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(s)                                   Interest Expenses for that Relevant Period;

(t)                                     the aggregate of all scheduled repayments of Debt falling due during that Relevant Period but excluding:

(i)            any amounts falling due under any overdraft or revolving facility (including, without limitation, Facility B and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)           any such obligations owed to any member of the Group; and

(iii)          any prepayment of Debt existing on the date of this Agreement which is required to be repaid under the terms of this Agreement; and

(u)                                  the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(v)                                  before deducting any Net Interest Expenses and other finance charges in respect of Financial Indebtedness;

(w)                                not including any accrued interest owing to any member of the Group;

(x)                                    before taking into account any Exceptional Items (and after adding the amount of any profit which would have been generated by Kemira Pigments in that Relevant Period but for the strikes that occurred in that Relevant Period, in each case as referred to in the KPMG Supplementary Report);

(y)                                  before deducting JV Costs up to an amount not exceeding €8,000,000 (for the avoidance of doubt, JV Costs exceeding €8,000,000 shall be deducted to the extent otherwise required to be deducted pursuant to the terms of this Agreement);

(z)                                    after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(aa)                             plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities (after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity);

(bb)                           before taking into account any unrealised gains or losses on any derivative instrument;

(cc)                             before taking into account any gain or loss on the disposal or revaluation of assets (other than in the ordinary course of trading);

(dd)                           before taking into account any Pension Items;

(ee)                             after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period); and

(ff)                                 after adding back, to the extent deducted, any non-recurring fees, expenses or charges paid in relation to (A) any restructuring, provided that it has a future identifiable benefit for the operation of the Group (as approved by the Agent in consultation with the Lenders) and the amount added back does not exceed €10,000,000 in any financial year of the Company or €25,000,000 from the date of this Agreement; and (B) any Permitted Acquisition or Permitted Joint Venture,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items (including without limitation any lay-off and other restructuring costs and any additional pension costs relating thereto, in each case incurred by Kemira Pigments and as referred to in the KPMG Supplementary Report).

“Financial Year” means the annual accounting period of the Group.

“Interest Expenses” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Debt (including, for the avoidance of doubt, any Financial Indebtedness subordinated to the Facilities) whether paid or payable (unless capitalised or included pursuant to paragraph (d) below) by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(gg)                          including any upfront fees or costs which are not capitalised;

(hh)                          including the interest (but not the capital) element of payments in respect of Finance Leases;

(ii)                                  including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(jj)                                  including the amortisation of any capitalised finance payments; and

(kk)                            taking no account of any unrealised gains or losses on any derivative instruments,

and so that no amount shall be added (or deducted) more than once.

“Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Debt at that time but:

(ll)           excluding any such obligations to any other member of the Group;

(mm)       including, in the case of Finance Leases only, their capitalised value; and

(nn)         deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Net Interest Expenses” means, for any Relevant Period, the Interest Expenses for that Relevant Period after deducting any interest or any other financial income payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

31.3                     Financial covenant calculations

(a)                                   Capital Expenditure, Cash Generated for Financing, Current Assets, Current Liabilities, Debt, Debt Service, EBITDA, Exceptional Items, Interest Expenses, Net Interest Expenses, Net Debt and Working Capital shall be calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles, unless expressly provided to the contrary, and shall be expressed in euro.

(b)                                  Capital Expenditure, Cash Generated for Financing, EBITDA, Interest Expenses, Net Interest Expenses, Net Debt and Working Capital shall be determined (except as needed to reflect the terms of this Clause 24) from the financial statements of the Group and Compliance Certificates delivered under Clause 23.1 (Financial statements), and Clause 23.2 (Compliance Certificate).

(c)                                   For the purpose of this Clause 24, an amount outstanding or repayable on a particular day in a currency other than euro shall on that day be taken into account in its euro equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Applicable Accounting Principles.

(d)                                  For the purpose of this Clause 24, no item shall be included or excluded more than once in any calculation.

(e)                                   To the extent that any period prior to the date of first Utilisation of any Facility is included in any Relevant Period in Clause 24.1 (Financial condition):

(i)                                  Net Interest Expenses for the period from the beginning of the Relevant Period until the date of first Utilisation of any Facility shall be calculated on a pro forma basis on the basis of the actual Net Interest Expenses from the date of first Utilisation of any Facility until the end of the Relevant Period; and

(ii)                               EBITDA for the period from the beginning of the Relevant Period until the date of first Utilisation of any Facility shall be the actual earnings before interest, tax, depreciation and amortisation calculated using the same principles set out in this Clause 24 for the calculation of EBITDA.

(f)                                     The Company shall provide the Agent with the financial information and pro forma computations necessary to calculate these items.

(g)                                  If any Permitted Acquisition occurs during a Relevant Period in relation to a business or company and the underlying business or company is not subsequently disposed of during that Relevant Period (an “Acquired Entity”), the Acquired Entity’s earnings before interest, tax, depreciation and amortisation and cash generated for financing (calculated using the principles set out in this Clause 24 for the calculation of EBITDA and Cash Generated for Financing, respectively) in respect of the part of the Relevant Period before its acquisition shall be included in determining EBITDA and Cash Generated for Financing for that Relevant Period.

(h)                                  If any Permitted Disposal occurs during a Relevant Period in relation to a business or company (a “Sold Entity”), the Sold Entity’s earnings before interest, tax, depreciation and amortisation and cash generated for financing (calculated using the principles set out in this Clause 24 for the calculation of EBITDA and Cash Generated for Financing, respectively) in respect of the part of the Relevant Period before its disposal shall be excluded in determining EBITDA and Cash Generated for Financing for that Relevant Period.

(i)                                      Net Interest Expenses and Debt Service shall be adjusted to reflect the assumption of debt relating to any Acquired Entity or repayment of debt relating to any Sold Entity.

32.                           GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

32.1                     Authorisations

(a)                            Each Obligor shall promptly:

(i)                                      obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                                   on request by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure, subject to the Legal Reservations, the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

32.2                     Compliance with laws

Each Obligor shall comply in all respects with all laws to which it is subject, if failure so to comply would be reasonably expected to have a Material Adverse Effect.

32.3                     Negative pledge

(a)                            No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security over any of its assets.

(b)                           Paragraph (a) does not apply to any Security or Quasi Security which is Permitted Security.

32.4                     Disposals

(a)                            No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Transaction.

32.5                     Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Majority Lenders other than a Permitted Transaction.

32.6                     Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

32.7                     Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

32.8                     Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)                                   comply with all Environmental Laws to which it is subject;

(b)                                  obtain all Environmental Licences required in connection with its business; and

(c)                                   comply with the terms of all those Environmental Licences,

in each case where failure to do has or is reasonably likely to have a Material Adverse Effect.

32.9                     Environmental claims

Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly notify the Agent of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.

32.10               Assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all its assets necessary for the conduct of its business as conducted from time to time.

32.11               Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

32.12               Loans or credit

(a)                            No Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)                           Paragraph (a) above does not apply to a Permitted Loan or a Permitted Transaction.

32.13               Guarantees

(a)                            No Obligor shall (and the Company shall ensure that no other member of the Group will) issue or allow to remain outstanding any guarantee in respect of any liability or obligation of any person.

(b)         Paragraph (a) above does not apply to a Permitted Guarantee.

32.14     Financial Indebtedness

(a)         No Obligor shall (and the Company shall ensure that no other member of the Group will) incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)         Paragraph (a) above does not apply to Financial Indebtedness that is Permitted Financial Indebtedness or a Permitted Transaction.

32.15     Restricted payments

The Company shall not:

(i)             declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares; or

(ii)            reduce, return, purchase, repay, cancel or redeem any of its shares,

provided that the Company may take such action at any time when the ratio of Net Debt on the most recent Quarter Date to EBITDA for the Relevant Period ending on that Quarter Date is less than or equal to 2.50:1.00 and that immediately after any such action is taken, such ratio will be less than or equal to 2.50:1.00.

32.16     Acquisitions

(a)         No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)             acquire any share in, or any security issued by, any person, or any interest therein (or agree to do any of the foregoing); or

(ii)            acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).

(b)         Paragraph (a) above does not apply to any acquisition or investment which is a Permitted Acquisition or a Permitted Transaction.

32.17     Arm’s length terms

(a)         No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any contract or arrangement with or for the benefit of any other person which is not a member of the Group (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms or better.

(b)         Paragraph (a) above does not apply to:

(i)             any JV Costs up to an aggregate amount of €8,000,000; and

(ii)            a Permitted Transaction.

(c)         The Company shall ensure that no member of the Group which is not an Obligor shall enter into any contract or arrangement regarding a sale, lease, transfer or other disposal or a loan, credit or other arrangement having a similar effect with or for the benefit of any Obligor on terms less advantageous to that Obligor than arm’s length terms.

32.18     Hedging

(a)         The Company shall ensure that the hedging required by the Hedging Letter is effected within 90 days after the date of first utilisation of any Facility (and is maintained in effect) in accordance with the terms of the Hedging Letter.

(b)         No Obligor shall (and the Company shall ensure that no other member of the Group will) enter (or agree to enter) into any derivative transaction.

(c)         Paragraph (b) above does not apply to any derivative transaction which is a Permitted Hedging Transaction.

32.19     Pensions

The Company shall ensure that all pension schemes maintained or operated by, or for the benefit of, any member of the Group and/or any of its employees:

(i)             are maintained and operated in all material respects in accordance with all applicable laws and contracts and their governing provisions; and

(ii)            are funded substantially in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions.

32.20     Taxes

(a)         Each Obligor shall (and the Company shall ensure that each other member of the Group will) pay all material Taxes required to be paid by it within the time period allowed for payment without incurring any material penalties for non-payment.

(b)         Paragraph (a) above does not apply to any Taxes:

(i)             being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)            for which adequate reserves are being maintained in accordance with, and to the extent required by, GAAP; and

(iii)           where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

(c)         No member of the Group may change its residence for Tax purposes.

32.21     Joint Ventures

(a)         No Obligor shall (and the Company shall ensure that no member of the Group will):

(i)             invest in or acquire (or agree to invest in or acquire) any share in, or any security issued by, any Joint Venture or any interest therein; or

(ii)            transfer any assets, or lend, to or give a guarantee, Security or Quasi Security for, or otherwise underwrite, the obligations of, or incur any other liability (whether actual or contingent and whether present or future) in respect of, a Joint Venture (or agree to do any of the foregoing).

(b)         Paragraph (a) above does not apply to any acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, or any other liability in respect of, the Ti02 Joint Venture or a Permitted Joint Venture.

32.22     Guarantees and Security

(a)         The Company shall:

(i)             within 30 days of a member of the Group becoming a Material Subsidiary, ensure that the relevant member of the Group becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

(b)         The Company need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(c)         Each Obligor shall (and the Company shall ensure that each other member of the Group will), at its own expense, promptly take all such action as the Agent or the Security Agent may require:

(i)             for the purpose of perfecting or protecting any of the Finance Parties’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)            for the purpose of facilitating the realisation of any of that Security,

including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Agent or the Security Agent may reasonably require.

(d)         The Company shall ensure that at all times:

(i)             the aggregate of the unconsolidated net assets (excluding any intragroup loans) of the Guarantors (without double counting and excluding any interests in any Subsidiaries which are Guarantors) exceeds 80 per cent. of the consolidated net assets of the Group; and

(ii)            the aggregate of the unconsolidated revenues or EBITDA of the Guarantors (without double counting and excluding any dividends or other distributions from Subsidiaries which are Guarantors) exceeds 80 per cent. of the consolidated revenues or EBITDA of the Group, in each case calculated by reference to the then most recent annual and quarterly unaudited unconsolidated financial statements of each Guarantor and the then most recent annual and quarterly audited consolidated financial statements of the Group.

32.23     Issue of shares

(a)         No Obligor (other than the Company) shall (and the Company shall ensure that no other member of the Group will):

(i)             issue any share to any person; or

(ii)            grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any member of the Group.

(b)         Paragraph (a) above does not apply to:

(i)             any issue of shares by a member of the Group to its immediate holding company; and

(ii)            any issue of shares by a member of the Group which is not wholly-owned, if such shares are issued pro rata to its shareholders.

32.24     Condition subsequent

Within 20 Business Days of request by the Security Agent (or such longer period as the Company and the Security Agent (in its sole discretion) may agree), the Company shall enter into a Transfer of Title for Security Agreement and/or an Agreement on the Security Assignment of Intellectual Property Rights (on terms substantially the same as the terms of the existing Security Documents), if the Security Agent considers it necessary to do so to protect the legitimate interests of the Finance Parties (taking into account (i) the value of the assets subject to security under the existing Security Documents as a whole and (ii) the proportion of the costs associated with the taking and perfection of the additional security to the value of the assets proposed to be subject to the additional security requested by the Security Agent).

33.         EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 is an Event of Default (save for Clause 26.16 (Acceleration).

33.1       Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)            its failure to pay is caused by:

(i)           administrative or technical error; or

(ii)          a Disruption Event; and

(b)           payment is made within 3 Business Days of its due date.

33.2       Financial covenants

Any requirement of Clause 24 (Financial covenants) is not satisfied.

33.3       Other obligations

(a)         Any person (other than a Finance Party) does not comply with Clauses 25.4 (Disposals), 25.5 (Merger), 25.14 (Financial Indebtedness), 25.16 (Acquisitions), 25.21 (Joint ventures) and 25.22 (Guarantees and Security) (other than paragraph (c) thereof).

(b)         An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants) and paragraph (a) above), unless the failure to comply is capable of remedy and is remedied within 20 Business

Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

33.4       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within the earlier of 20 Business Days of the Agent giving notice to the Company and the Company becoming aware of the misrepresentation.

33.5       Cross default

(a)         Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)         Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)         Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)         Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)         No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €1,000,000 (or its equivalent in any other currency or currencies).

33.6       Insolvency

(a)         A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)         The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)         A moratorium is declared in respect of any indebtedness of any member of the Group.

33.7       Insolvency proceedings

(a)         In relation to a member of the Group having its seat in Germany:

(i)             a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed, threatened to be filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 et seq. of the German Insolvency Code (Insolvenzordnung); or

(ii)            actions are taken pursuant to section 21 of the German Insolvency Code by a competent court; or

(iii)           it commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness; or

(b)         with respect to any member of the Group located outside Germany, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)             the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)            a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)           the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)          enforcement of any Security over any assets of any member of the Group, or

(c)         any analogous procedure or step is taken in any jurisdiction,

provided that no Event of Default shall have occurred under this Clause 26.7 in respect of (A) an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group which is not an Obligor, or (B) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement and prior to its advertisement.

(d)         unless the context otherwise requires, a reference in each Finance Document in respect of an entity incorporated in Finland to:

(i)             winding-up, administration or dissolution includes any declaration of bankruptcy (asetettu konkurssiin);

(ii)            an insolvency includes a bankruptcy (konkurssi) and any business restructuring (yrityssaneeraus);

(iii)           a liquidator in bankruptcy includes a “pesänhoitaja”;

(iv)          an administrator includes a “selvittäjä” and “valvoja” in a business restructuring (yrityssaneeraus); and

(v)           an attachment includes a “takavarikko” and/or any other “turvaamistoimi” granted in accordance with Finnish law.

33.8       Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group and is not discharged within 5 Business Days.

33.9       Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

33.10     Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

33.11     Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

33.12     Security and guarantees

Any Security Document or any guarantee in, or any subordination under, any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have in a manner and to an extent which is or is reasonably likely to be materially adverse to the interests of the Lenders under the Finance Documents.

33.13     Material adverse change

The Majority Lenders (acting reasonably) determine that a Material Adverse Effect exists, has occurred or might reasonably be expected to occur.

33.14     Litigation

(a)         Any litigation, arbitration, proceeding or dispute is started or threatened or there are any circumstances likely to give rise to any litigation, arbitration, proceeding or dispute, in each case which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

(b)         Paragraph (a) shall not apply to any litigation, arbitration or administrative proceedings which are vexatious or frivolous.

33.15     Cessation of business

Any Obligor suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business except as part of a Permitted Merger, Permitted Transaction or a Permitted Disposal.

33.16     Acceleration

(a)         On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)             cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)            declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)           declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)          declare that full cash cover in respect of each Letter of Credit or Bank Guarantee is immediately due and payable whereupon it shall become immediately due and payable.

(b)         Promptly after being notified by the Agent of the Acceleration Date, each Ancillary Lender shall by notice to the Company:

(i)             cancel its Ancillary Commitment whereupon it shall immediately be cancelled;

(ii)            declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Ancillary Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)           declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Ancillary Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be payable upon demand, whereupon they shall immediately become payable on demand by that Ancillary Lender (on the instructions of the Agent, if so directed by the Majority Lenders).

(c)         No Ancillary Lender may cancel the whole or any part of its Ancillary Commitment, declare that all or part of the utilisations under an Ancillary Facility provided by that Ancillary Lender be immediately due and payable or require the payment of cash cover in respect of all or any part of any contingent liabilities of that Ancillary Lender under an Ancillary Facility unless the Agent has delivered a notice to the Company pursuant to sub-paragraph (ii) of paragraph (a) of this Clause 26.16.

SECTION 9

CHANGES TO PARTIES

34.         CHANGES TO THE LENDERS

34.1       Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)            assign any of its rights; or

(b)           transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

34.2       Conditions of assignment or transfer

(a)         The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) prior to the Syndication Date, provided the New Lender is on the list of potential syndicate members agreed by the Company and the Agent, (ii) to another Existing Lender or an Affiliate of a Existing Lender or (iii) made while an Event of Default is continuing.

(b)         The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)         The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)         The consent of the Issuing Bank to an assignment or transfer is required in accordance with paragraph (a) of Clause 7.2 (Assignments and transfers).

(e)         An assignment will only be effective on:

(i)             receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)            performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)          A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(g)         Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s share of each Facility pro rata.

(h)         If:

(i)             a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)            as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

34.3       Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,000.

34.4       Limitation of responsibility of Existing Lenders

(a)         Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)             the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)            the financial condition of any Obligor;

(iii)           the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)             has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)            will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)         Nothing in any Finance Document obliges an Existing Lender to:

(i)             accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)            support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

34.5       Procedure for transfer

(a)         Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)         The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)         On the Transfer Date:

(i)             to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)            each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)           the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Issuing Bank, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)          the New Lender shall become a Party as a “Lender”.

34.6       Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

34.7       Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)            to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)           with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)           for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.8 (Security over Lenders’ rights),

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a), (b) and (d) (in respect of 26.8 (b) (Creditors’ process)) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.  This Clause supersedes any previous agreement relating to the confidentiality of this information.

34.8       Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)            any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)           in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)           release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)          require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

35.         CHANGES TO THE OBLIGORS

35.1       Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

35.2       Additional Borrowers

(a)         Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)             all the Lenders participating in the relevant Facility approve the addition of that Subsidiary;

(ii)            the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)           the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)          the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)         The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

35.3       Resignation of a Borrower

(a)         In this Clause 28.3 (Resignation of a Borrower), Clause 28.5 (Resignation of a Guarantor) and Clause 28.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 25.4 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)         If a Borrower is the subject of a Third Party Disposal, the Company may request that such Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)         The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)             the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)            the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)           where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 28.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case); and

(iv)          the Company has confirmed that it shall ensure that any relevant Net Sale Proceeds will be applied in accordance with Clause 11.5 (Mandatory prepayment — Net Sale Proceeds).

(d)         Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)         The Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

35.4       Additional Guarantors

(a)         Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)             (except in the case of an Additional Guarantor incorporated in a jurisdiction of incorporation of an existing Obligor) the Agent approves the addition of that Subsidiary;

(ii)            the Company delivers to the Agent a duly completed and executed Accession Letter; and

(iii)           the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)         The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

35.5       Resignation of a Guarantor

(a)         The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 28.3 (Resignation of a Borrower)) and the Company has confirmed this is the case.

(b)         The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)             the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)            no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity);

(iii)           where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 28.3 (Resignation of a Borrower); and

(iv)          the Company has confirmed that it shall ensure that the Net Sale Proceeds will be applied, in accordance with Clause 11.5 (Mandatory Prepayment — Net Sale Proceeds).

(c)         The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

35.6       Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 22.5 (Validity and admissibility in evidence), 22.7 (Deduction of Tax) and 22.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

35.7       Resignation and release of security on disposal

(a)         If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)             where that Borrower or Guarantor created Security pursuant to any Finance Document over any of its assets or business in favour of the Security Agent, or Security pursuant to any Finance Document in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(ii)            the resignation of that Borrower or Guarantor and related release of Security pursuant to any Finance Document referred to in paragraph (i) above shall not become effective until the date of that disposal; and

(iii)           if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Security referred to in paragraph (i) above shall have no effect and the obligations of the Borrower or Guarantor and the Security pursuant to any Finance Document created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

SECTION 10

THE FINANCE PARTIES

36.         ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

36.1       Appointment of the Agent and the Security Agent

(a)         Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)         Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents.

(c)         Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)         For the avoidance of doubt, each other Finance Party authorises the Agent to execute and deliver the Subordination Agreement.

36.2       Duties of the Agent and the Security Agent

(a)         The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)         Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)         If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)         If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)         The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 7 (Security Agency provisions).

(f)          The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

36.3       Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

36.4       Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

36.5       No fiduciary duties

(a)         Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)         Neither the Agent, the Security Agent (except as expressly provided in any Finance Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

36.6       Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

36.7       Rights and discretions of the Agent and the Security Agent

(a)         The Agent and the Security Agent may rely on:

(i)             any representation, notice or document believed by it to be genuine, correct and appropriately authorised ; and

(ii)            any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)         The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security trustee for the Finance Parties) that:

(i)             no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)            any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)           any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)         Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)         Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)         The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)          Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

36.8       Majority Lenders’ instructions

(a)         Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)         Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)         Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)         In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)         Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

36.9       Responsibility for documentation

Neither the Agent, the Security Agent nor the Arranger:

(a)            is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)           is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

36.10     Exclusion of liability

(a)         Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 33.11 (Disruption to Payment Systems etc)), neither the Agent nor the Security Agent will be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)         No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause.

(c)         Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)         Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

36.11     Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent or the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

36.12     Resignation of the Agent or the Security Agent

(a)         The Agent or the Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom, Germany or Finland as successor by giving notice to the other Finance Parties and the Company.

(b)         Alternatively the Agent or the Security Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or, as the case may be, Security Agent in each case acting through an office in the United Kingdom, Germany or Finland.

(c)         If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Agent (after consultation with the Company) may appoint a successor Agent or Security Agent.

(d)         The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)         The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor.

(f)          Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)         After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

36.13     Confidentiality

(a)         The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security trustee for the Finance Parties) shall be regarded as acting through its respective agency or security trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)         If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

36.14     Relationship with the Lenders

(a)         The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)         Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

36.15     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)            the financial condition, status and nature of each member of the Group;

(b)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)            whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)           the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

36.16     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

36.17     Management time of the Agent and the Security Agent

If an Event of Default has occurred and is continuing, any amount payable to the Agent or the Security Agent under Clause 18.3 (Indemnity to the Agent and the Security Agent), Clause 20 (Costs and expenses) and Clause 29.11 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 15 (Fees).

36.18     Security Agency provisions

The provisions of Schedule 7 (Security Agency provisions) shall bind each Party.

36.19     Deduction from amounts payable by the Agent or the Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

37.         PARALLEL DEBT

(a)         Each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent amounts equal to any amounts owing from time to time by that Obligor to any Finance Party under any Finance Document as and when those amounts are due.

(b)         Each Obligor and the Security Agent acknowledge that the obligations of each Obligor under paragraph (a) are several and are separate and independent from, and shall not in any way affect, the corresponding obligations of that Obligor to any Finance Party under any Finance Document (its “Corresponding Debt”) provided that:

(i)             the amounts for which each Obligor is liable under paragraph (a) (its “Parallel Debt”) shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)            the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii)           the Parallel Debt of an Obligor shall not exceed its Corresponding Debt.

(c)         For the purpose of this Clause 30, the Security Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Secured Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)         All monies received by the Security Agent pursuant to this Clause, and all amounts received by the Security Agent from or by the enforcement of any Security granted to secure the Parallel Debt, shall be applied in accordance with paragraph 15 (Order of application) of Schedule 7 (Security Agency provisions) of this Agreement.

(e)         Without limiting or affecting the Security Agent’s rights against the Obligors (whether under this Clause or under any other provision of the Finance Document), each Obligor acknowledges that:

(i)             nothing in this Clause shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document, except in its capacity as Senior Lender; and

(ii)            for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

38.         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)            interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)            oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

39.         SHARING AMONG THE FINANCE PARTIES

39.1       Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)            the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)           the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)            the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial payments).

39.2       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 33.5 (Partial payments).

39.3       Recovering Finance Party’s rights

(a)         On a distribution by the Agent under Clause 32.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)         If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

39.4       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)            each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 32.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)           that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

39.5       Exceptions

(a)         This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)         A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)             it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)            that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

39.6       Loss sharing

(a)         In this Clause:

“Loss Sharing Date” means the date (if any) on which the Agent exercises any of its rights under paragraph (a)(ii) and/or (a)(iv) of Clause 26.16 (Acceleration) or the date (if any) on which the Facilities are cancelled under Clause 11.3 (Change of control).

(b)         If, at any time after the Loss Sharing Date, for any reason:

(i)             any outstandings under Facility B or any Ancillary Facility will not be repaid and/or discharged; and

(ii)            any resulting loss is not shared between the Facility B Lenders and the Ancillary Lenders pro rata to the amount which their respective exposures, whether drawn or undrawn, bore to their total exposure, whether drawn or undrawn, as at the Loss Sharing Date, the Facility B Lenders and the Ancillary Lenders shall make such payments between themselves as the Agent shall require to ensure that after taking into account such payments, any such loss is shared between the Facility B Lenders and the Ancillary Lenders pro rata to the amount which their respective exposures, whether drawn or undrawn, bore to their total exposure, whether drawn or undrawn, as at the Loss Sharing Date.

SECTION 11

ADMINISTRATION

40.         PAYMENT MECHANICS

40.1       Payments to the Agent

(a)         On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 33.10 (Payments to the Security Agent) )or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)         Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

40.2       Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) and Clause 33.10 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

40.3       Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

40.4       Clawback

(a)         Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)         If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

40.5       Partial payments

(a)         If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)             first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, the Issuing Bank or the Arranger under the Finance Documents;

(ii)            secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement or any Ancillary Facility Document;

(iii)           thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement or any Ancillary Facility Document and any amount due but unpaid under Clauses 7.4 (Claims under a Letter of Credit or Bank Guarantee) and 7.5 (Indemnities); and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents or any Ancillary Finance Document,

provided that the Agent shall not make any such payments to any Ancillary Lender prior to the Agent delivering a notice to the Company pursuant to paragraphs (a) (ii) or (a) (iv) of Clause 26.16 (Acceleration) or any date on which the Facilities are cancelled pursuant to Clause 11.3 (Change of control).

(b)         The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)         Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

40.6       No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

40.7       Business Days

(a)         Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)         During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

40.8       Currency of account

(a)         Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)         A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)         Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)         Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)         Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

40.9       Change of currency

(a)         Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)             any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)            any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)         If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

40.10     Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)            any Obligor to pay all sums due under any Finance Document; or

(b)           the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

40.11     Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)            the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)           the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)            the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)           any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)            the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

(f)            the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

41.         SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

42.         NOTICES

42.1       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

42.2       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)            in the case of the Company, that identified with its name in the signature pages below;

(b)           in the case of each Lender, each Ancillary Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)            in the case of the Agent, the Issuing Bank and the Security Agent, that identified with its name in the signature pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

42.3       Delivery

(a)         Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)             if by way of fax, when received in legible form; or

(ii)            if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)         Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)         All notices from or to an Obligor shall be sent through the Agent.

(d)         Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

42.4       Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

42.5       Electronic communication

(a)         Any communication to be made between the Agent and a Lender or the Company under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the Company:

(i)             agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)            notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)           notify each other of any change to their address or any other such information supplied by them.

(b)         Any electronic communication made between the Agent and a Lender or the Company will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Company to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

42.6       English language

(a)         Any notice given under or in connection with any Finance Document must be in English.

(b)         All other documents provided under or in connection with any Finance Document must be:

(i)             in English; or

(ii)            if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

43.         CALCULATIONS AND CERTIFICATES

43.1       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

43.2       Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

43.3       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

44.         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

45.         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

46.         AMENDMENTS AND WAIVERS

46.1       Required consents

(a)         Subject to Clause 39.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)         The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

46.2       Exceptions

(a)         An amendment or waiver that has the effect of changing or which relates to:

(i)             the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)            an extension to the date of payment of any amount under the Finance Documents (other than an amount owing under Clause 11.5 (Mandatory prepayment — Net Sale Proceeds) or Clause 11.7 (Mandatory prepayment — Insurance Proceeds);

(iii)           a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)          an increase in or an extension of any Commitment;

(v)           a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)          any provision which expressly requires the consent of all the Lenders;

(vii)         Clause 2.2 (Finance Parties’ rights and obligations), Clause 11.3 (Change of Control), Clause 27 (Changes to the Lenders), Clause 32 (Sharing among the Finance Parties) or this Clause 39; or

(viii)        the release of any Security created pursuant to any Security Document or of any asset charged thereunder (except as provided in any Security Document or made pursuant to a Permitted Disposal), shall not be made without the prior consent of all the Lenders.

(b)         An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Issuing Bank, any Ancillary Lender or the Arranger may not be effected without the consent of the Agent, the Security Agent, the Issuing Bank, any Ancillary Lender or, as the case may be the Arranger.

47.         COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

48.         GOVERNING LAW

This Agreement is governed by English law.

49.         ENFORCEMENT

49.1       Jurisdiction

(a)         The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)         The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)         This Clause 42.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

49.2       Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)            irrevocably appoints Clifford Chance Secretaries Limited at 10, Upper Bank Street, London E14 5JJ as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)           agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 4

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
SACHTLEBEN CHEMIE GMBH	HR B 1 96 69
FINNISH HOLDCO	2196924-0
KEMIRA PIGMENTS OY	0948159-2

Name of Original Guarantor	Registration number (or equivalent, if any)
SACHTLEBEN CHEMIE GMBH	HR B 1 96 69
FINNISH HOLDCO	2196924-0
KEMIRA PIGMENTS OY	0948159-2

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment
	(€)	(€)
Skandinaviska Enskilda Banken AB (publ)	150,000,000	15,000,000

Nordea Bank Finland Plc	150,000,000	15,000,000

SIGNATURE PAGES

The Company

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs - GmbH

Address:    Dr. — Rudolf — Sachtleben — Str. 4
47198, Duisburg
Germany

Fax: +49 (2066) 22-3201

Email: w.d.griebler@sachtleben.de

Attention: Wolf-Dieter Griebler

By: DR MARCUS BRUNE

The Original Borrowers

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs - GmbH

By: DR MARCUS BRUNE

Sachtleben Chemie GmbH

By: DR MARTIN BURGHOLTE	PROF WOLF-DIETER GRIEBLER

White Pigments Holding Oy

By: UDO PINGER

Kemira Pigments Oy

By: HANNU VIROLAINEN

The Original Guarantors

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs - GmbH

By: DR MARCUS BRUNE

Sachtleben Chemie GmbH

By: DR MARTIN BURGHOLTE	PROF WOLF-DIETER GRIEBLER

White Pigments Holding Oy

By: UDO PINGER

Kemira Pigments Oy

By: HANNU VIROLAINEN

The Arranger

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

By: MALCOLM CROW	ÅSA SAMUELSSON

Nordea Bank Finland plc

By: ESA RAITANEN	JUHA-MATTI PELTOMAA

The Original Lenders

Skandinaviska Enskilda Banken AB (publ)

By: MALCOLM CROW	ÅSA SAMUELSSON

Nordea Bank Finland Plc

By: ESA RAITANEN	JUHA-MATTI PELTOMAA

The Agent

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Address:	Skandinaviska Enskilda Banken AB (publ)
Rissneleden 110
SE-106 40 Stockholm

Attention:	SCO

E-mail:	sco@seb.se

Fax number:	+ 46 8 611 03 84

With a copy to:
Address:	Loan Agency
Capital Markets, SEB
Scandinavian House
2 Cannon Street
London EC4M 6XX

E-mail:	agency@seb.co.uk
Fax number:	+ 44 207 329 2304

By: MALCOLM CROW	ÅSA SAMUELSSON

The Security Agent

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Address:	Loan Agency
Capital Markets, SEB
Scandinavian House
2 Cannon Street
London EC4M 6XX

E-mail:	agency@seb.co.uk
Fax number:	+ 44 207 329 2304

Attention:	Loan Agency

By: MALCOLM CROW	ÅSA SAMUELSSON

The Issuing Bank

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

By: MALCOLM CROW	ÅSA SAMUELSSON

SIGNATURES

The Company

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs - GmbH

Address:	Dr. — Rudolf — Sachtleben — Str. 4
47198, Duisburg Germany

Fax: +49 (2066) 22-3201

Email: w.d.griebler@sachtleben.de

Attention: Wolf-Dieter Griebler

By:	/s/ MARCUS BRUNE	/s/ UDO PINGER
	Marcus Brune	Udo Pinger

The Original Borrowers

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs - GmbH

By:	/s/ MARCUS BRUNE	/s/ UDO PINGER
	Marcus Brune	Udo Pinger

Sachtleben Chemie GmbH

By:	/s/ WOLF-DIETER GRIEBLER	/s/ ANDREAS GRUENEWALD
	Wolf-Dieter Griebler	Andreas Gruenewald

White Pigments Holding Oy

By:	/s/ CLEMONS ROLLMANN
Clemons Rollmann

Kemira Pigments Oy

By:	/s/ KLAUS KORHOPEN	/s/ TERHI ILVONEN
	Klaus Korhopen	Terhi Ilvonen

The Original Guarantors

Deukalion Einhundertvierundzwanzigste Vermögensverwaltungs - GmbH

By:	/s/ MARCUS BRUNE	/s/ UDO PINGER
	Marcus Brune	Udo Pinger

Sachtleben Chemie GmbH

By:	/s/ WOLF-DIETER GRIEBLER	/s/ ANDREAS GRUENEWALD
	Wolf-Dieter Griebler	Andreas Gruenewald

White Pigments Holding Oy

By:	/s/ CLEMONS ROLLMANN
Clemons Rollmann

Kemira Pigments Oy

By:	/s/ KLAUS KORHOPEN	/s/ TERHI ILVONEN
	Klaus Korhopen	Terhi Ilvonen

The Agent

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Address:	Skandinaviska Enskilda Banken AB (publ)
Rissneleden 110
SE-106 40 Stockholm

Attention:	SCO

E-mail:	sco@seb.se

Fax number:	+ 46 8 611 03 84

With a copy to:
Address:	Loan Agency
Capital Markets, SEB
Scandinavian House
2 Cannon Street
London EC4M 6XX

E-mail:	agency@seb.co.uk
Fax number:	+ 44 207 329 2304

By:	/s/ MICHAEL I. DICKS	/s/ ÅSA SAMUELSSON
	Michael I. Dicks	Åsa Samuelsson